Investment Company Act File No. 811-23316

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☐ REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

☒ Amendment No. 1

2017 MANDATORY EXCHANGEABLE TRUST

(Exact name of Registrant as specified in Charter)

101 N. 1st Avenue, Suite 1600

Phoenix, Arizona 85003

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code: (602) 257-5430

Donald J. Puglisi, Managing Trustee

c/o Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(Name and address of agent for service)

Copy To:

Wendell M. Faria, Esq.

Paul Hastings LLP

875 15th Street, N.W.

Washington, D.C. 20005

It is proposed that this filing will become effective (check appropriate box):

☒	Immediately upon filing pursuant to Rule 486(b) under the Securities Act

EXPLANATORY NOTE

This Amendment No. 1 of the Registration Statement of 2017 Mandatory Exchangeable Trust (the “Registrant” or the “Trust”) has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act” or the “1940 Act”). None of the Securities issued by the Registrant (“Securities”) or the shares of the Class A common stock, par value $0.10 per Share, of the New York Times Company (“Shares”) issuable upon exchange therefor have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and they have been offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The Securities may not be offered, sold, pledged or otherwise transferred except (A)(i) to a person whom the investor reasonably believes is a qualified institutional buyer acquiring for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, or (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), and (B) in accordance with all applicable securities laws of the states of the United States and other jurisdictions. This Amendment No. 1 of the Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any Security in the Registrant.

CONTENTS OF REGISTRATION STATEMENT

The Registration Statement contains the following documents:

Facing Sheet

Explanatory Note

Contents of Registration Statement

Part A

Part B

Part C

Signature Page

Exhibits

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3. FEE TABLE AND SYNOPSIS.

Investor Transaction Expenses
Maximum Initial Purchaser Compensation (as a percentage of Initial Offering Price)(a)	1.75%
Dividend Reinvestment and Cash Purchase Plan Fees	N/A
Annual Expenses (as a percentage of the Trust’s net assets)
Dividend Reinvestment and Cash Purchase Plan Fees	N/A
Management Fees(b)	0%
Other Expenses(c)	0%
Total Annual Expenses(c)	0%

(a)	The Trust paid Barclays Capital Inc., as representative of the several purchasers listed on Schedule 1 of the Purchase Agreement (the “Initial Purchasers”), dated December 8, 2017, by and among the Trust, Inversora Carso, S.A. de C.V. (Mexico) (“Inversora Carso”), Control Empresarial de Capitales, S.A. de C.V. (Mexico) (“Control Empresarial”), and Banco Inbursa, S.A., Institución De Banca Múltiple, Grupo Financiero Inbursa (“Banco Inbursa” and, together with Inversora Carso and Control Empresarial, the “Shareholders” and, individually, a “Shareholder”), and Barclays Capital Inc., as representative of the Initial Purchasers, $1.75 for each Security sold in the offering. This amount was effectively borne by the Shareholders because the amount paid to the Shareholders under the Contracts was reduced by the aggregate discount.
(b)	The Trust is internally managed by its Trustees; consequently, there are no separate investment advisory fees paid by the Trust. U.S. Bank National Association serves as the administrator of the Trust.

(c)	The Shareholders paid $465,000 to U.S. Bank for services rendered as the Trust’s Administrator, Custodian, Collateral Agent and Paying Agent, and approximately $300,000 in costs in connection with the organization and offering of the Securities, for a total of $765,000 (an estimated $255,000 of which would be allocated to each year of the Trust’s existence). The Shareholders also pay ongoing expenses of the Trust, estimated to be approximately $345,000 (or approximately $115,000 on an annualized basis) over the term of the Trust, as well as any unanticipated operating expenses of the Trust.

The following example, which shows the expenses on a $10,000 investment which would be paid by an investor in the Trust, assuming a 5% annual return, is for illustrative purposes only. The assumption of a 5% annual return does not accurately reflect the terms of participating as an investor in the Trust, and the Trust does not permit holders of its Securities to reinvest the distributions on the Securities:

	1 Year	3 Years
You would bear the following expenses on a $10,000 investment, assuming (1) no annual expenses and (2) a 5% annual return throughout the period	$175	$175

ITEM 8. GENERAL DESCRIPTION OF THE REGISTRANT.

The Trust is a recently organized New York trust that is registered as a non-diversified, closed-end investment company under the Investment Company Act. It was formed on October 10, 2017 under a trust agreement, which was amended and restated on December 8, 2017 in connection with the offering of Securities. The Trust has a finite term and exists only to offer and sell the Securities and to invest in U.S. Treasury securities and the Contracts described herein.

The Trust’s Securities are not registered under the Securities Act, and they are offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act (“holders”). The Securities are not transferable except (A)(i) to a person who the investor reasonably believes is a qualified institutional buyer acquiring for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, or (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), and (B) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

The Company

The New York Times Company (the “Company”) is a global media organization focused on creating, collecting and distributing high-quality news and information. The Company includes newspapers, print and digital products and investments.

The Company is subject to the information reporting requirements of the Exchange Act and files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. The Company is not affiliated with the Trust or any of the Shareholders and will not receive any of the proceeds from the sales of the Securities.

Information filed with the SEC by the Company under the Exchange Act can be located by reference to the Company’s Central Index Key (CIK) number 0000071691, or the Company’s SEC file number 001-05837, through the website at www.sec.gov. Neither the Trust nor any Shareholder makes any representation that those publicly available documents or any other publicly available information regarding the Company are accurate or complete.

Holders of Securities are not entitled to any rights with respect to the Shares (including voting rights and rights to receive any dividend or other distributions on the Shares) unless and until they actually receive Shares (and/or Exchange Property (defined below), including such other distributions) in exchange for the Securities. However, holders of the Securities have the right to receive quarterly distributions in respect of the stripped U.S. Treasury securities (which may, in part, approximate Ordinary Cash Dividends) and any Excess Cash Dividend Amounts received by the Trust.

The Shares are traded on the NYSE under the symbol “NYT.”

The Shareholders

Inversora Carso is a variable capital corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States and is a holding company with portfolio investments in various companies.

Inversora Carso owns all of the outstanding voting securities of Control Empresarial, a variable capital corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States.

Banco Inbursa is a commercial bank (institución de banca múltiple) organized as a banking institution pursuant to the Mexican Banking Law (Ley de Instituciones de Crédito).

Inversora Carso, Control Empresarial and Banco Inbursa are each party to a separate Contract (each a “Contract” and collectively the “Contracts”) with the Trust, pursuant to which they each will deliver to the Trust on the Exchange Date an amount of Shares and/or other Exchange Property in satisfaction of their obligations under the Contracts. None of the Shareholders is an “affiliate” (within the meaning of Rule 144) of the Company, and the Shares sold by them to the Trust pursuant to the Contracts may be offered and sold without registration pursuant to the Securities Act.

Investment Objective, Policies and Restrictions; Fundamental Policies

The Trust’s investment objective is to distribute to the holders of the Securities a quarterly cash distribution of $1.0951 on March 1, 2018 and $1.2969 on each quarterly Distribution Date thereafter per Security and, on the Exchange Date, a number of Shares (or, if the Exchange Property Unit (defined below) includes Exchange Property other than solely one Share, a number of Exchange Property Units) per Security between the Minimum Exchange Rate and the Maximum Exchange Rate. The number of Shares or Exchange Property Units that a holder will receive on the Exchange Date in exchange for a single Security will vary depending on the Daily VWAP (defined below) of the Shares (or the Then-Current Value of an Exchange Property Unit, as applicable) over the 40 Trading Day observation period beginning on, and including, the 44th Scheduled

Trading Day immediately preceding December 1, 2020 (the “Observation Period”), as well as the number of any Shares and/or other Exchange Property delivered to the Trust prior to the Exchange Date due to one or more Special Accelerations, Accelerations upon Events of Default or Excess Dividends, or the Optional Acceleration. The value of the Shares (and/or other Exchange Property) that will be received by a holder of the Securities may be more or less than the amount the holder paid for the Securities.

To achieve its investment objective, the Trust has applied the net proceeds of this offering (after deducting the Initial Purchaser discount) to:

•	buy and hold a portfolio of stripped U.S. Treasury securities that will mature during each quarter through December 1, 2020; and

•	pay the purchase prices to the Shareholders under the Contracts.

The Trust has adopted the following fundamental policies:

•	the Trust will invest at least 70% of its total assets in the Contracts (as measured at the pricing date of the Securities offered hereby);

•	no Contract may be disposed of during the term of the Trust;

•	the stripped U.S. Treasury securities held by the Trust may not be disposed of except in the event of (A) their respective maturities, (B) the occurrence of one or more Special Accelerations as described below under “—Special Acceleration,” (C) the Optional Acceleration as described under “—Optional Acceleration” (D) default by one or more Shareholders under the Contracts as described under “—Partial Acceleration” and “—Collateral Arrangements; Acceleration upon Default by a Shareholder” and (E) the termination of the Trust;

•	the Trust may not purchase or hold any securities or instruments other than the stripped U.S. Treasury securities, the Contracts and the Shares and/or other Exchange Property received pursuant to the Contracts and/or the Collateral Agreements; issue any securities or instruments except for the Securities and securities issued to the settlor as part of the initial trust formation process; make short sales or purchases on margin; write put or call options; borrow money; underwrite securities; purchase or sell real estate, commodities or commodities contracts; make loans (other than the purchase of stripped U.S. Treasury securities as described in this registration statement); vary the investments held by the Trust; or take any action that would or could cause the Trust not to be a “grantor trust” for purposes of the U.S. federal income tax laws; and

•	the Trust does not issue senior securities or enter into any transaction that would give it the exposure of a senior security without fully collateralizing its position.

The foregoing investment objective and policies are fundamental policies of the Trust that may not be changed without the approval of holders of a majority of the Trust’s outstanding Securities. A “majority of the Trust’s outstanding Securities” means the lesser of (i) more than two-thirds of the Securities represented at a meeting at which more than 50% of the total outstanding Securities are represented, and (ii) more than 50% of the total outstanding Securities.

“Exchange Property” initially means, per Security, a number of Shares equal to the Maximum Exchange Rate. What constitutes “Exchange Property” as of any date shall be adjusted in accordance with the terms of the Contracts to add or substitute cash, securities and/or any other property as a result of a Dilution Event or Reorganization Event as of and following the applicable Exchange Property Adjustment Date. “Exchange Property” as of any date will also be reduced by the amount of Non-Marketable Securities Exchange Property. If, in connection with a Tax Event, fewer than all Shareholders with an outstanding Contract satisfy their Reimbursement Obligations in respect of any Tax Event Security under their respective Contracts, and, as a result, a Special Acceleration is effected with respect to fewer than all outstanding Contracts, then the portion of the Exchange Property deliverable by each Shareholder will adjust separately under each Contract to reflect whether or not such Contract has been so accelerated. For the avoidance of doubt, Exchange Property shall exclude Ordinary Cash Dividends.

“Exchange Property Unit” as of any date means a unit comprising the amount of each type of Exchange Property equal to (i) the Exchange Property per Security as of such date (taking into account the reduction in the Exchange Property following any Special Acceleration, as described in the definition of “Exchange Property” herein) divided by (ii) the Maximum Exchange Rate. For the avoidance of doubt, the Exchange Property Unit will, if necessary, be adjusted separately under each Contract in connection with any adjustment described in the penultimate sentence of the definition of Exchange Property herein, and the holders will receive, with respect to each Security, a proportionate number of each type of Exchange Property Unit. In such case, adjustments for any Dilution Events or Reorganization Events, payment of any Excess Cash Dividend Amounts, Reimbursement Obligations and other related adjustments and calculations will be made with regard to the so-adjusted Exchange Property Unit under each Contract individually.

“Daily VWAP” means (i) for the Shares on any Trading Day, the per-Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NYT <equity> AQR” (or its equivalent successor published by Bloomberg (or by another nationally recognized firm that provides such information and is agreed to by Purchaser or Shareholder) if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Trading Day determined in a commercially reasonable manner, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Trust) and (ii) for any other Exchange Security on any Trading Day, the volume-weighted average price per such Exchange Security as displayed under the heading “Bloomberg VWAP” on the relevant Bloomberg page for such Exchange Security (or its equivalent successor published by Bloomberg (or by another nationally recognized firm that provides such information and is agreed to by Purchaser and Shareholder) if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one such Exchange Security on such Trading Day determined in a commercially reasonable manner, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Trust). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. In the event that the Exchange Property Unit includes a number of any Exchange Security that is more or less than one, the Daily VWAP with respect to such Exchange Security will be an amount equal to (A) a fraction of which such number is the numerator and one is the denominator multiplied by (B) the Daily VWAP for one such Exchange Security.

The Contracts

The Trust has entered into a Contract with each Shareholder obligating such Shareholder to deliver to the Trust on the Exchange Date (or in certain cases, prior to the Exchange Date) a number of Shares (or number of Exchange Property Units, if applicable) that, if aggregated with the number of Shares (or number of Exchange Property Units, if applicable) deliverable under the other outstanding Contracts, would be equal to the Exchange Amount determined in the manner described below for all Securities outstanding on the Exchange Date.

The terms of the Contracts are identical in all material respects except that each has, as of the closing date of this offering, a different initial Applicable Percentage, which represents, at such time, the proportion of the aggregate amount and number of Shares and/or other Exchange Property deliverable by the applicable Shareholder to the Trust relative to the other Contracts. If the Over-Allotment Option is exercised, the Applicable Percentage under the Inversora Carso Contract will increase and the Applicable Percentages under the Banco Inbursa and Control Empresarial Contracts will correspondingly decrease to reflect the fact that only Inversora Carso, pursuant to its Contract, will bear the obligation to deliver to the Trust the amount of Shares and/or other Exchange Property underlying the additional Securities, if any, sold to the Initial Purchasers pursuant to the Over-Allotment Option.

The Exchange Property initially consists of Shares, and the aggregate maximum initial number of Shares underlying each Contract equals the product of (i) the Applicable Percentage for such Contract, (ii) the total number of Securities sold in the offering (including Securities sold upon exercise by the Initial Purchasers of their option to purchase additional Securities), and (iii) the Maximum Exchange Rate. The Shareholders’ delivery obligations may be accelerated under certain circumstances, in whole or in part, as described below under “—Special Acceleration,” “—Optional Acceleration,” “—Partial Acceleration” and “—Collateral Arrangements; Acceleration upon Default by a Shareholder.”

What constitutes “Exchange Property” as of any date shall be adjusted in accordance with the terms of the Contracts to add or substitute cash, securities and/or any other property as a result of a Dilution Event (defined below) or Reorganization Event (defined below) as of and following the applicable Exchange Property Adjustment Date. “Exchange Property” as of any date will also be reduced by the amount of any Non-Marketable Securities Exchange Property. As a result, the Exchange Property that the Trust is entitled to receive under the Contracts, and that a holder of Securities will receive on the Exchange Date in exchange for the Securities (and promptly after any Special Acceleration Date, the Optional Acceleration Date or one or more Events of Default, if any, as a distribution on the Securities), may include a combination of Shares, other securities of the Company (including rights or warrants), cash, securities of another entity and/or other property, depending on the cause and nature of the change or the adjustment. If, in connection with a Tax Event, fewer than all Shareholders with an outstanding Contract satisfy their Reimbursement Obligations in respect of any Tax Event Security under their respective Contracts, and, as a result, a Special Acceleration is effected with respect to fewer than all outstanding Contracts, then the portion of the Exchange Property deliverable by each Shareholder will adjust separately under each Contract to reflect whether or not a Contract has been so accelerated. For the avoidance of doubt, Exchange Property does not include Ordinary Cash Dividends.

The aggregate purchase price that the Trust paid under each Contract at the initial closing of the offering (without taking into account the amount paid in connection with the exercise on that date of the Initial Purchasers’ option to purchase additional Securities) was an amount equal to the product of (i)(A) the Applicable Percentage, in the case of Banco Inbursa and Control Empresarial, or (B) the Firm Applicable Percentage, in the case of Inversora Carso, and (ii) the excess of the aggregate proceeds from this offering (net of the Initial Purchasers’ discount) received on such date less the aggregate costs to purchase the stripped U.S. Treasury securities on or about such date. The aggregate purchase price that the Trust paid under the Inversora Carso Contract in relation to the exercise of the Initial Purchasers’ option to purchase additional Securities was an amount equal to the excess of the aggregate proceeds received from the sale of those additional Securities (net of the Initial Purchasers’ discount) less the aggregate costs to purchase additional stripped U.S. Treasury securities.

A member of the Shareholder Purchase Group may from time to time purchase Securities in open market purchases or negotiated transactions without giving prior notice to holders, subject to compliance with applicable laws. The relevant Shareholder shall deliver the purchased Securities to the Trust for cancellation within two Trading Days following the date of purchase. The Trust shall promptly notify holders of the Securities of the cancellation and issue a press release or post the relevant information on a publicly available website upon cancellation of such Trust Securities. Upon the cancellation of any Securities purchased pursuant to this paragraph, the Trust will distribute to such Shareholder the stripped U.S. Treasury securities (or proceeds thereof) (pro rata among the respective series) and any other property held by the Trust and associated with those Securities and release the Collateral associated with those Securities. The delivery of Securities in partial or complete satisfaction of the Shareholders’ obligations will not, however, affect the number or amount of each type of Exchange Property that will be received in respect of each Security that remains outstanding on the Exchange Date.

The Trust Agreement provides that, concurrently with the delivery of any notice to the Trust in respect of the Optional Acceleration election, adjustment or election in respect of a Dilution Event or Reorganization Event or substitution of Collateral, the Trust will promptly (but in any event, within one Business Day) notify holders of the delivery of such notice and the relevant election or adjustment notified therein and issue a press release or post the relevant information on a publicly available website.

All matters relating to the administration of the Contracts is the responsibility of either the Administrator or the Custodian. The Administrator will retain a nationally recognized independent investment banking firm to make all the calculations and determinations required to be made by the Trust under the terms of the Contracts. The Administrator will consult with the Shareholders on the selection and retention of any such investment bank.

The Shareholders have agreed with respect to themselves and any other member of the Shareholder Group, not to, on any day from, and including, the first Scheduled Trading Day of the Observation Period to, and including, the last Trading Day of the Observation Period, (i) offer, pledge, sell, contract to sell, sell any call option or other right or warrant to purchase, purchase any put option, lend, or otherwise transfer or dispose of, directly or indirectly, any securities of the same class as any Exchange Securities (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on any securities of the same class as any Exchange Securities or any securities convertible into or exercisable or exchangeable for, or representing or represented by, any securities of the same class as any Exchange Securities, (ii) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any securities of the same class as any Exchange Securities (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on any securities of the same class as any Exchange Securities or any securities convertible into or exercisable or exchangeable for, or representing or represented by, any securities of the same class as any Exchange Securities or (iii) enter into any swap or other arrangement that transfers to, or from, another person, directly or indirectly, in whole or in part, any of the economic consequences of ownership of any securities of the same class as any of the Exchange Securities, whether any such transaction described in clauses (i), (ii) and/or (iii) is to be settled by delivery of any securities of the same class as any Exchange Securities or such other securities, in cash or otherwise.

Notwithstanding anything to the contrary herein, if the number of Shares (or other Exchange Securities) deliverable to the Trust (in the aggregate among the Shareholders pursuant to the Contracts) on any date would cause the Trust or any group (within the meaning of Section 13 under the Exchange Act) of which the Trust is a part to have beneficial ownership in excess of 9.9% of the then-outstanding Shares (or 9.9% of the then-outstanding voting securities of the applicable issuer), the Trust shall notify the Shareholders of the amount of such excess and each Shareholder will instead deliver the product of (A) the Applicable Percentage under such Shareholder’s Contract and (B) the lesser of (i) such excess portion and (ii) a number of Shares (or any other Exchange Securities) representing the product of the Applicable Percentage and 9.9% or more of the then-outstanding Shares (or the product of the Applicable Percentage and 9.9% or more of the then-outstanding voting securities of the applicable issuer), on successive Business Days after such notice, in each case, until the Shareholder has satisfied all of its delivery requirements under its Contract); provided that by the close of business on each Business Day, the Trust shall deliver all Shares (or other Exchange Securities) it received from the Shareholders on such Business Day to the holders of the Securities.

The Exchange Amount

The “Exchange Amount” in respect of each outstanding Security will be determined as of the Exchange Date as follows: the number of Shares (or number of Exchange Property Units, if applicable) deliverable on the Exchange Date will equal the product of (i) the sum of the Applicable Percentages of the outstanding Contracts and (ii) the sum of the following amounts determined for each of the 40 Trading Days during the Observation Period:

(i) if the Daily VWAP of the Shares (or the aggregate Then-Current Value of an Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) for such Trading Day is equal to or greater than the Non-Accelerated Percentage then in effect multiplied by the Threshold Appreciation Price, then a number of Shares (or a number of Exchange Property Units, if applicable) for such Trading Day equal to 1/40th of the Minimum Exchange Rate;

(ii) if the Daily VWAP of the Shares (or the aggregate Then-Current Value of an Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) for such Trading Day is equal to or greater than the Non-Accelerated Percentage then in effect multiplied by the Initial Price, but less than the Non-Accelerated Percentage then in effect multiplied by the Threshold Appreciation Price, then that number of Shares for such Trading Day that, if multiplied by the Daily VWAP of the Shares for such Trading Day, would have a value equal to 1/40th of the Non-Accelerated Percentage then in effect multiplied by $100.00 (or, if applicable, that number of Exchange Property Units for such Trading Day that, if multiplied by the Then-Current Value (valued as of such Trading Day) of an Exchange Property Unit, would have a value equal to 1/40th of the Non-Accelerated Percentage then in effect multiplied by $100.00); and

(iii) if the Daily VWAP of the Shares (or the aggregate Then-Current Value of an Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) for such Trading Day is less than the Non-Accelerated Percentage then in effect multiplied by the Initial Price, then a number of Shares (or a number of Exchange Property Units, if applicable) for such Trading Day equal to 1/40th of the Maximum Exchange Rate.

The “Non-Accelerated Percentage” means (i) commencing immediately following the first to occur of (A) any Special Acceleration or (B) any satisfaction of each Shareholder’s obligation under its Contract to deliver its respective Excess Cash Dividend Amount in connection with an Excess Cash Dividend, a percentage equal to 100% minus (X) the Non-Marketable Securities Percentage for such Special Acceleration, in the case of (A) or (Y) the percentage obtained by dividing the Excess Cash Dividend related to such obligation by the related Dividend Daily VWAP, in the case of (B), (ii) commencing immediately following any subsequent (A) Special Acceleration or (B) satisfaction of each Shareholder’s obligation under its Contract to deliver its respective Excess Cash Dividend Amount in connection with an Excess Cash Dividend, a percentage equal to (x) the Non-Accelerated Percentage in effect immediately prior to such Special Acceleration or satisfaction of each Shareholder’s obligation under its Contract to deliver its respective Excess Cash Dividend Amount in connection with an Excess Cash Dividend multiplied by (y) 100% minus (X) the Non-Marketable Securities Percentage for such Special Acceleration in the case of (A), or (Y) the percentage obtained by dividing the Excess Cash Dividend related to such obligation by the related Dividend Daily VWAP, in the case of (B) and (iii) in all other cases, 100%.

In the event that a Special Acceleration is effected with respect to fewer than all outstanding Contracts as described under the penultimate sentence in the definition of “Exchange Property,” the Non-Accelerated Percentage will adjust separately under each applicable Contract to reflect whether or not such Contract has been so accelerated. In that case, the amount and types of Exchange Property receivable under each Security will be adjusted on a pro rata basis to reflect adjustments, if any, to the amounts and types of Exchange Property deliverable under each Contract.

If the Shareholders deliver to the Trust, and the Trust delivers to holders of Securities, Exchange Property other than cash, the holders of the relevant Securities will bear any and all brokerage costs payable upon the resale of such Exchange Property. If the Trust would otherwise be required to deliver any fractional Shares (or other securities or items of property included in the Exchange Property Units) to any holder, the Trust will sell, in the principal market therefor, a number of Shares (or other securities or items of property included in the Exchange Property Units) equal to the aggregate number of fractional Shares (or such other securities or items) determined by the Trust rounded down to the nearest integral number. The holders of the Securities will receive, instead of fractional units or interests in Shares or such other type of Exchange Property, their pro rata share of the aggregate cash proceeds of such sale (net of any brokerage or related expenses), based on the fraction of a Share or such other securities or items of property, if any, allocable to such holders. For the avoidance of doubt, fractional Shares (and/or other fractional items of the Exchange Property Units) shall be calculated based on aggregate holdings of Securities by any holder. The Trust will only treat a registered holder of Securities as a holder for such purposes, provided that so long as the Securities remain in global form, the Trust may use any method for calculating fractional shares that is permitted by DTC (or any successor depositary for the Securities).

For illustrative purposes only, the following chart shows the number of Shares that a holder would receive for each Security at various Daily VWAPs of the Shares (assuming that each such Daily VWAP is the Daily VWAP for each Trading Day during the Observation Period). The chart assumes that there will be no changes, adjustments or reductions to the Exchange Property, or accelerations of any Contract or any portion thereof, or any Excess Cash Dividend, so that on the Exchange Date the Exchange Property Unit will consist of one Share. There can be no assurance that the Daily VWAP of the Shares on each Trading Day during the Observation Period will be within the range set forth below. Given the Initial Price of $17.75 and the Threshold Appreciation Price of $21.30, a holder would receive in connection with the exchange of Securities on the Exchange Date the following number of Shares per Security:

Daily VWAP	Number of Shares per Security
$5.00	5.6338
$10.00	5.6338
$15.00	5.6338
$20.00	5.0000
$25.00	4.6948

Exchange Property Adjustments

The amount and type of Exchange Property that the Trust is entitled to receive under the Contracts, and therefore that holders of the Securities will receive on the Exchange Date (and/or the Special Acceleration Date or the Optional Acceleration Date, or following an Acceleration upon Event of Default, if any), is subject to change and adjustment under the anti-dilution provisions in the Contracts, which are designed to protect the Trust and the holders of the Securities against certain dilutive or concentrative effects on any Exchange Security of the following corporate events (each such event, a “Dilution Event”) as well as of certain Reorganization Events, if the record date for determining holders entitled to receive cash, securities or other property in such events occurs prior to the Exchange Date (or an earlier settlement date, if a Contract is accelerated in full).

A “Reorganization Event” means, with respect to an issuer of any Exchange Security, (1) any consolidation, merger or amalgamation of the issuer (which issuer, for the avoidance of doubt, may be the Company) with or into another entity (other than a consolidation, merger or amalgamation in which the issuer is the continuing corporation and in which the units of each Exchange Security of that issuer outstanding before the consolidation, merger or amalgamation are not exchanged for cash, securities or other property of the issuer or another entity), (2) any sale, transfer, lease or conveyance to another entity of the property of the issuer as an entirety or substantially as an entirety, (3) any statutory exchange of securities of the issuer with another entity, (4) any liquidation, dissolution, winding up, bankruptcy or insolvency of the issuer or (5) the consummation of any tender offer or exchange offer (whether by the relevant issuer or any other party) for 15% or more of the number of any of the Exchange Securities then outstanding, where such tender offer or exchange offer is conditioned on there being validly tendered and not withdrawn at the expiration of such tender offer or exchange offer at least 15% of the number of any of the Exchange Securities then outstanding and such condition is not waived or modified.

For purposes of determining the Daily VWAP of the Shares (or the Then-Current Value of the Exchange Property Units, if applicable) for any Trading Day that occurs on or after the ex-dividend date for a Dilution Event or Reorganization Event and prior to the related Exchange Property Adjustment Date for such Dilution Event or Reorganization Event, such Daily VWAP of the Shares (or such Then-Current Value of an Exchange Property Unit, if applicable) will be increased (or replaced, as applicable) by the Then-Current Value (as of such Trading Day) of the assets or property to be distributed with respect to one Share (or one Exchange Property Unit, as applicable) in respect of such Dilution Event or Reorganization Event.

Dilution Events

(i) Subdivisions and Splits. If the issuer of any Exchange Security subdivides or splits the outstanding units of the Exchange Security into a greater number of units, combines the outstanding units of the Exchange Security into a smaller number of units or reclassifies the outstanding units of the Exchange Security into units of another of the issuer’s securities (or depositary shares representing such securities), then each Exchange Property Unit will be adjusted to include the number of units of the Exchange Security or other securities of the issuer (or depositary shares representing such security) that a holder of the Exchange Security would have been entitled to receive as a result of the Dilution Event had the holder held, immediately prior to that Dilution Event, the number of units of the Exchange Security that were then part of one Exchange Property Unit.

(ii) Grant of Certain Options, Rights or Warrants. If the issuer of any Exchange Security grants options, rights or warrants (other than non-transferable options, rights or warrants) to all holders of such Exchange Security (or depositary shares representing such securities) entitling them to subscribe for or purchase any of its securities (or depositary shares representing such securities) or other property for a period ending before the fifteenth calendar day following the Exchange Date (other than rights to purchase Exchange Securities pursuant to a plan for the reinvestment of dividends or interest), then each Exchange Property Unit will be adjusted to include cash or Eligible Cash Equivalents as follows.

The amount of cash or Eligible Cash Equivalents included in each Exchange Property Unit in respect of such options, rights or warrants will equal (x) the sale proceeds

(determined as set forth below in this clause (ii)) for each such option, right or warrant or (y) if all of the Shareholders with outstanding Contracts elect to pledge Eligible Cash Equivalents to the Collateral Agent in accordance with this clause (ii), the per-option, -right or -warrant amount of such Eligible Cash Equivalents (determined as set forth below in this subsection (ii)), in either case, multiplied by the product of (A) the number of such options, rights or warrants issued for each unit of the relevant Exchange Security and (B) the number of units of the relevant Exchange Security that are part of one Exchange Property Unit immediately before the Record Date, without any interest.

The Collateral Agent will solicit, on behalf of each Shareholder with a Contract outstanding, bids by three recognized securities dealers in the City of New York for the purchase by each such dealer of the number (the “Aggregate Number”) of such options, rights or warrants that a holder of the relevant Exchange Security would have received if the holder held, on the record date for determination of holders entitled to receive the options, rights or warrants (the “Record Date”), a number of units of the Exchange Security equal to the product of (1) the number of units of the relevant Exchange Security that were part of one Exchange Property Unit on the Record Date, (2) the Maximum Exchange Rate, (3) the aggregate number of outstanding Securities as of the Record Date and (4) such Shareholder’s Applicable Percentage.

The Collateral Agent will instruct the securities dealers to provide such bids by approximately 5:00 p.m., New York City time, by the second Trading Day after the date the holders of the relevant Exchange Security receive their options, rights or warrants (the “Receipt Date”). The Collateral Agent will promptly provide the applicable Shareholders and the Trust with notice of the net amounts of such bids. Each such Shareholder may, by 5:00 p.m., on the fifth Business Day following receipt of such notice, pledge to the Collateral Agent an amount of Eligible Cash Equivalents with a fair market value equal to the net proceeds that would be received were the Collateral Agent to sell such Shareholder’s Aggregate Number of the options, rights or warrants to the securities dealer providing the highest net bid. Upon each Shareholder’s pledge of such Eligible Cash Equivalents such Eligible Cash Equivalents will replace the options, rights or warrants as Exchange Property for purposes of such Shareholder’s Contract, and the options, rights or warrants will be released from such Shareholder’s Collateral and delivered by the Collateral Agent to such Shareholder. In such an instance, the per-option, -right or -warrant amount of such Eligible Cash Equivalents for the purposes of such Shareholder’s Contract will equal the fair market value of such Eligible Cash Equivalents divided by (y) such Shareholder’s Aggregate Number. If any Shareholder with an outstanding Contract does not pledge its applicable amount of Eligible Cash Equivalents to the Collateral Agent by 5:00 p.m., New York City time, on the fifth Business Day following receipt of notice of the bids from the Trust, the Collateral Agent will sell the Aggregate Number of such options, rights and warrants under each outstanding Contract to the securities dealer that provided the highest net bid. In such an instance, the sale proceeds for each such option, right or warrant will be equal to (x) the net sale proceeds divided by (y) such Shareholder’s Aggregate Number.

Notwithstanding the foregoing, no recognized securities dealer will be deemed to have provided the highest net bid for purposes of this clause (ii) unless (A) it also provides the same bid for all such options, rights or warrants in connection with all outstanding Contracts and (B) such bid is also deemed to be the highest net bid under each of the outstanding Contracts.

If for any reason the Collateral Agent is unable to obtain the required bid to purchase all of the options, rights or warrants (at the same price under each of the Contracts) or sell all of such options, rights or warrants at such highest net bid on or prior to the fifth Trading Day after the Receipt Date, promptly after the fifth Trading Day after the Receipt Date, a nationally recognized independent investment banking firm will be retained by the Trust to identify the per-option, -right or -warrant fair market value of such options, rights or warrants. Each Shareholder with an outstanding Contract may thereupon pledge an amount of Eligible Cash Equivalents with a fair market value equal to the product of the per-option, -right or -warrant fair market value of such options, rights or warrants and such Shareholder’s Aggregate Number by the fifth Business Day following receipt of the investment banking firm’s determination of the per-option, -right or -warrant fair market value of such options, rights or warrants. Upon each Shareholder’s pledge of such Eligible Cash Equivalents, such Eligible Cash Equivalents will replace the options, rights or warrants as Exchange Property for purposes of such Shareholder’s Contract, and the options, rights or warrants will be released from such Shareholder’s Collateral and delivered by the Collateral Agent to the Shareholder. If any Shareholder with an outstanding Contract does not pledge its applicable amount of such Eligible Cash Equivalents by 5:00 p.m., New York City time, on the fifth Business Day following receipt of the investment banking firm’s determination of their fair market value, the investment banking firm will identify a purchaser or purchasers for such options, rights or warrants in connection with all outstanding Contracts, and the Collateral Agent will sell, on the Shareholders’ behalf, such options, rights or warrants to the purchaser or purchasers identified by such investment banking firm.

For purposes of determining the Then-Current Value of the Exchange Property Unit under the outstanding Contracts, (I) if those options, rights or warrants are sold pursuant to this clause (ii) or released to the applicable Shareholders following such Shareholders’ pledge of Eligible Cash Equivalents pursuant to this clause (ii), such options, rights or warrants constituting part of each Exchange Property Unit will be deemed to have a value equal to the sale price, or fair market value of the Eligible Cash Equivalents pledged in respect, of such options, rights or warrants constituting part of each Exchange Property Unit from, and including, the ex-dividend date in respect of the issuance of such options, rights or warrants; or (II) if those options, rights or warrants are not so sold or each of the Shareholders with an outstanding Contract has not so pledged its applicable amount of Eligible Cash Equivalents, such options, rights or warrants constituting part of each Exchange Property Unit will be deemed to have a sale proceeds value of zero.

Notwithstanding the foregoing and for the avoidance of doubt, no Shareholder may pledge Eligible Cash Equivalents under this clause (ii) unless each other Shareholder with an outstanding Contract pledges its applicable amount of Eligible Cash Equivalents in accordance with this clause (ii), such that there is an identical adjustment to the types and amounts of Exchange Property comprising the Exchange Property Unit under each of the outstanding Contracts.

(iii) Certain Non-Transferable Options, Rights and Warrants. If the issuer of any Exchange Security grants non-transferable options, rights or warrants that require payment as a condition to their exercise to all holders of such Exchange Security (or depositary shares representing such securities) entitling them to subscribe for or purchase any of its securities (or depositary shares representing such securities) or other property for a period ending before the fifteenth calendar day following the Exchange Date (other than rights to purchase Exchange Securities pursuant to a plan for the reinvestment of dividends or interest), then each Exchange Property Unit will be adjusted to include cash as follows. The amount of cash included in each Exchange Property Unit in respect of such options, rights or warrants will equal the fair market value of each such option, right or warrant (as determined on or prior to the fifth Trading Day after the Receipt Date by a nationally recognized investment banking firm retained by the Shareholders for this purpose) multiplied by the product of (A) the number of such options, rights or warrants issued for each unit of the relevant Exchange Security and (B) the number of units of the relevant Exchange Security that are part of one Exchange Property Unit immediately before the Record Date, without any interest (the “Non-Transferable Option Value”). By 5:00 p.m., New York City time, on the third Trading Day following such determination of the fair market value of each such option, right or warrant each Shareholder with an outstanding Contract shall pledge to the Collateral Agent for the benefit of the Trust an amount of cash (the “Aggregate Non-Transferable Option Value”) equal to the product of (1) the Non-Transferable Option Value, (2) the Maximum Exchange Rate, (3) the total number of Securities outstanding as of the Record Date and (4) such Shareholder’s Applicable Percentage. From the date of issuance of such options, rights or warrants until a Shareholder’s pledge of its Aggregate Non-Transferable Option Value as provided above, each Exchange Property Unit will, for purposes of such Shareholder’s Contract, include the number of those options, rights or warrants issued for each unit of the relevant Exchange Security multiplied by the number of units of the relevant Exchange Security that are part of one Exchange Property Unit immediately before the issuance of those options, rights or warrants. For purposes of determining the Then-Current Value of the Exchange Property Unit for each outstanding Contract, (I) if each Shareholder with an outstanding Contract pledges its Aggregate Non-Transferable Option Value, those options, rights or warrants constituting part of each Exchange Property Unit will be deemed to have a fair market value equal to the Non-Transferable Option Value from, and including, the ex-dividend date in respect of the issuance of such options, rights or warrants; or (II) if any Shareholder with an outstanding Contract fails to make such pledge, those options, rights or warrants constituting part of each Exchange Property Unit will be deemed to have a fair market value of zero. From the time of each Shareholder’s pledge of its Aggregate Non-Transferable Option Value, (i) no Exchange Property Unit will include any such options, rights or warrants; and (ii) the Collateral Agent, upon request from any Shareholder, will, so long as no Default or Event of Default has occurred and is continuing with respect to such Shareholder, promptly release to such Shareholder such options, rights or warrants from the Collateral in accordance with the applicable Collateral Agreement. If any Shareholder with an outstanding Contract fails to pledge its Aggregate Non-Transferable Option Value by 5:00 p.m., New York City time, on the third Business Day following the determination of the fair market value of the applicable options, rights or warrants, a Collateral Event of Default will occur with respect to such Shareholder.

If the issuer of any Exchange Security grants non-transferable options, rights or warrants that do not require any payment as a condition to their exercise to all holders of such Exchange Security (or depositary shares representing such securities) entitling them to subscribe for or purchase any of its securities (or depositary shares representing such securities) or other property for a period ending before the fifteenth calendar day following the Exchange Date (other than rights to purchase Exchange Securities pursuant to a plan for the reinvestment of dividends or interest) (such options, rights or warrants, the “Zero-Payment Options”), then the Shareholders shall exercise (or cause the exercise of) those Zero-Payment Options in full (before the later of (x) the third Trading Day after the receipt of such Zero-Payment Options and (y) the fourth Trading Day prior to the scheduled expiration of such Zero-Payment Options, in each case, if then exercisable) and each Exchange Property Unit will be adjusted to include, as of the date when the securities of the issuer (or depositary shares representing such securities) or such other property receivable pursuant to such exercise are delivered to or for the account of the Shareholders, the number of such securities of the issuer (or depositary shares representing such securities) or the amount of such other property equal to the product of (x) the number of those Zero-Payment Options issued for each unit of the relevant Exchange Security, (y) the number of units of the relevant Exchange Security that are part of one Exchange Property Unit as of the Record Date in respect of the issuance of those Zero-Payment Options and (z) the number of such securities of the issuer (or depositary shares representing such securities) or the amount of such other property that each such Zero-Payment Option entitles the holder thereof to receive upon exercise thereof.

If, at any time following the time a Shareholder with an outstanding Contract has substituted Eligible Cash Equivalents for Collateral in accordance with the applicable Collateral Agreement, such Shareholder fails to exercise the Zero-Payment Options as provided above in this clause (iii), a Collateral Event of Default will occur with respect to such Shareholder.

Notwithstanding the foregoing, to the extent that any options, rights or warrants are issued in connection with the adoption or amendment of a rights plan, no adjustment to the Exchange Property will be made unless and until such options, rights or warrants have separated from the applicable Exchange Security, in which case an adjustment to the Exchange Property will be made under this clause (iii) or, if such options, rights or warrants are at such time transferable, then an adjustment will be made under clause (ii).

(iv) Dividends and Distributions. Except as described in “—Reorganization Events” below, if the issuer of any Exchange Security that is a Marketable Security (A) pays a non-cash dividend or makes a non-cash distribution to all holders of such Exchange Security (or depositary shares representing such securities) of (I) its securities or securities issued by any other entity (including depositary shares representing such securities), or (II) other property, or (B) issues options, rights or warrants to subscribe for or purchase any of its securities or securities issued by any other entity (including depositary shares representing such securities), or other non-cash property (each, a “Distributed Asset”), then each Exchange Property Unit will be adjusted to include the amount of each type of Distributed Asset distributed (computed prior to the application of any Indemnifiable Taxes that apply to such dividend or distribution) for each unit of the relevant Exchange Security multiplied by the number of units of such Exchange Security that are part of one Exchange Property Unit as of the Record Date in respect of that dividend, distribution or issuance. However, (x) no adjustment of the type described in this clause (iv) shall be made for any dividend, distribution or issuance referred to in clause (i), (ii) or (iii) above (although the same principles with respect to Indemnifiable Taxes described in this clause (iv) shall apply to any such dividends or distributions) and (y) amounts in respect of Indemnifiable Taxes withheld on a dividend or distribution shall be considered Required Pledged Assets and the applicable Shareholder shall be obligated to pledge cash in respect thereof on or prior to the third Business Day following the later of (i) receipt of the applicable Distributed Asset and (ii) notice to the Shareholder of the amount required to be pledged.

Except as described in “—Reorganization Events” below, if, during any Quarterly Dividend Period, the issuer of any Exchange Security that is a Marketable Security pays any cash dividends or makes any other cash distributions that, taken together with the aggregate cash dividends or distributions on other such Exchange Securities during the same Quarterly Dividend Period, on a per-Exchange Property Unit basis, exceeds the Ordinary Cash Dividend (in each case, computed prior to the application of any Indemnifiable Taxes that apply to such dividend or distribution) (such excess, an “Excess Cash Dividend”), then, on the Business Day immediately prior to the first Distribution Date following the date that the Excess Cash Dividend is received by the Collateral Agent, each Shareholder with an outstanding Contract shall be obligated to make additional payments under its Contract in an amount (the “Excess Cash Dividend Amount”) equal to the product of (v) the Excess Cash Dividend (reduced by the amount of any withholding taxes, other than Indemnifiable Taxes, deducted from the Excess Cash Dividend), (w) the number of units of such Exchange Security that are part of one Exchange Property Unit on the record date of such cash dividend or distribution, (x) the Dividend Exchange Rate, (y) the aggregate number of outstanding Securities as of the record date of such cash dividend or distribution and (z) such Shareholder’s Applicable Percentage. As further set forth in the Trust Agreement, the Trust shall distribute the amount received to holders of the outstanding Securities on such Distribution Date.

Every adjustment of the type described in clauses (i) through (iv) above will be made successively.

“Ordinary Cash Dividend” means $0.04 per Exchange Property Unit for any Quarterly Dividend Period.

Reorganization Events

If any Reorganization Event with respect to an issuer of any Exchange Security occurs on or prior to the Exchange Date (or an earlier settlement date, if the applicable Contract is accelerated in full), then each Exchange Property Unit will be adjusted to include, in lieu of the number of units of each Exchange Security of such issuer that were part of one Exchange Property Unit immediately before the effective date of the Reorganization Event, the amount or number of any cash, securities and/or other property that a holder of such Exchange Security would have been entitled to receive as a result of the Reorganization Event (as computed prior to the application of any Indemnifiable Taxes that apply to such property) had the holder held, immediately prior to that Reorganization Event, the number of units of such Exchange Security that were part of one Exchange Property Unit immediately before the effective date of the Reorganization Event. Notwithstanding the foregoing, if, in connection with a Reorganization Event with respect to an issuer of any Exchange Security, after giving effect to the immediately following paragraph, less than all of such Exchange Securities of the issuer included in the Exchange Property Unit are subject to conversion or exchange for cash, securities and/or other property in such Reorganization Event, each Exchange Property Unit will be adjusted to include, in lieu of the number of units of such Exchange Security that were part of the Exchange Property Unit immediately before the effective date of such Reorganization Event, both the pro rata portion of such Exchange Security included in an Exchange Property Unit not subject to such conversion or exchange and the amount or number of any cash, securities and/or other property that a holder of the pro rata portion of such Exchange Security included in an Exchange Property Unit so subject to conversion or exchange would have been entitled to receive (as computed prior to the application of any Indemnifiable Taxes that apply to such property) as a result of the Reorganization Event in respect of such portion so subject to conversion or exchange.

Elections with Respect to Reorganization or Dilution Events

If a Reorganization Event or a Dilution Event permits holders of an Exchange Security to elect (a) whether to participate or not or (b) to own or receive either Marketable Securities or cash and/or other securities or property, or a combination of any or all of the foregoing, the Exchange Property adjustment will be based on the election actually made (or deemed to be made) by the Shareholders with respect to the number of units of such Exchange Security included in the Exchange Property; provided that all of the Shareholders in respect of all outstanding Contracts shall make the same election in respect of a Reorganization Event or a Dilution Event. Such Shareholders will use reasonable efforts to notify the Trust (or cause the Trust to be notified) of any such election at least two Trading Days prior to the date of expiration of a holder of such Exchange Security’s right to make such an election (or, if earlier, the date at least three Trading Days prior to the commencement of any calculation period applicable to such Exchange Security, and/or such consideration with respect thereto, in such Reorganization Event or Dilution Event) and will direct the Trust (or cause the Trust to be directed) to instruct the Collateral Agent to make such election on such Shareholders’ behalf, and upon such notice, Purchaser will direct the Collateral Agent to make such election on such Shareholders’ behalf. Such Shareholders will make any such election following their consultation with respect thereto with a nationally recognized investment banking firm retained by them for this purpose and will make such election that they believe in good faith would result in the greatest economic value (to the holders of the Securities) of the consideration with respect to such Exchange Security in such Reorganization Event or Dilution Event; provided that (1) if such Reorganization Event or Dilution Event permits such Shareholders to elect to receive Marketable Securities in lieu of cash and/or other securities or property, such Shareholders will not be required to make such consultation or good faith determination to the extent such Shareholders elect to receive the maximum possible number of Marketable Securities and (2) such Shareholders will not be required to make any such consultation to the extent that (X) the Shareholder Group beneficially owns, directly or indirectly, at the time of such election, Exchange Securities with a Then-Current Value of no less than $20 million that are not included in the Collateral and (Y) the members of the Shareholder Group beneficially owning such Exchange Securities make the same election in connection with such Reorganization Event or Dilution Event. In the event that the Trust does not receive such notice from any of the Shareholders with outstanding Contracts, such Shareholders shall be deemed to have authorized the Trust to direct the Collateral Agent to make the election that the Trust believes in good faith, after consultation with a nationally recognized investment banking firm, would result in the greatest economic value (to the holders of the Securities) of the consideration with respect to such Exchange Security in such Reorganization Event or Dilution Event.

Exchange Property Adjustment Date

The date on which a given Exchange Property adjustment will take effect is referred to as the “Exchange Property Adjustment Date” and will be the distribution date for the property distributed in such event; provided that (i) if such distribution date occurs on or after the Exchange Date (or an earlier settlement date if the applicable Contract is accelerated in full), then the Exchange Property Adjustment Date shall be the Record Date for such distribution and (ii) if the Record Date for a Dilution Event or Reorganization Event occurs and, prior to the related Exchange Property Adjustment Date, a Record Date or Exchange Property Adjustment Date occurs for another Dilution Event or Reorganization Event then, in either case, the adjustments to the Exchange Property Unit in respect of such Dilution Events and/or Reorganization Events, as applicable, will take into account the property that a holder of one Exchange Property Unit would have been entitled to receive in the relevant transactions or events whether or not the relevant property had been distributed as of the relevant Record Date or Record Dates. If the preceding clauses (i) or (ii) apply, the Trust shall not be required to deliver such distributed property to holders of the Securities, nor shall the Shareholders be required to deliver such distributed property to the Trust, prior to the date that is five Scheduled Trading Days following the earlier of (x) the first date that the property distributed in such event is received by the Shareholders and (y) the first date that the property distributed in such event is received by the Collateral Agent. Within three Business Days after the Exchange Property Adjustment Date, the Trust will provide to holders of the Securities written notice of the event and a statement setting forth in reasonable detail the amount or number of each type of Exchange Property included in the Exchange Property Unit, after giving effect to the applicable Exchange Property adjustment.

No Other Adjustments

There will be no adjustments of the Exchange Property Units for events other than those defined as Dilution Events or Reorganization Events or other adjustment events described in this “—Exchange Property Adjustments” section. In particular, there will be no adjustment for any offerings by any issuer of Exchange Securities of its equity securities for cash or in connection with acquisitions, any self-tenders (other than self-tenders constituting a Reorganization Event) or repurchases by the issuer of its equity securities. Likewise, there will be no adjustments of the Exchange Property Units for any sales of Shares or other Exchange Securities by any Shareholder or any other shareholder of the Company or any third party partial tender offers for the Shares or other Exchange Securities (other than tender offers constituting a Reorganization Event).

Special Acceleration

Notwithstanding the foregoing, if, on any Exchange Property Adjustment Date (which will be deemed to include, for purposes of the provisions relating to Special Accelerations, any date on which an Exchange Security ceases to be a Marketable Security, if such cessation does not arise as a result of a Dilution Event or Reorganization Event) occurring prior to the sixth Business Day before the first Trading Day in the Observation Period, after giving effect to the Exchange Property adjustment required as of such date, if any, the percentage (“Non-Marketable Securities Percentage”) obtained by dividing (1) the aggregate Then-Current Value of the items of Exchange Property other than Marketable Securities included in one Exchange Property Unit under a Contract (such items, the “Non-Marketable Securities Exchange Property”) by (2) the aggregate Then-Current Value of all the items of Exchange Property included in one Exchange Property Unit under such Contract, each determined as of the Exchange Property Adjustment Date, equals or exceeds 20%, then delivery of the Non-Marketable Securities Exchange Property by the Shareholder party to such Contract will be accelerated as described below (such acceleration, a “Special Acceleration”). For the purposes of the below description, “Make-Whole Non-Marketable Securities Exchange Property” for any Special Acceleration in respect of each Security means the amount of Non-Marketable Securities Exchange Property equal to the aggregate of the products, for each type of Non-Marketable Securities Exchange Property that is the subject of such Special Acceleration included in one Exchange Property Unit under such Contract, of (x) the number of units or amount of each such item of Non-Marketable Securities Exchange Property (or, in the case of cash, the amount of such cash) included in one Exchange Property Unit under such Contract and (y) the applicable Make-Whole Exchange Property Rate. Notwithstanding anything to the contrary herein, for purposes of determining the Non-Marketable Securities Percentage under a Contract, if, in connection with a Tax Event, cash, securities or other property is issued or distributed in respect of, or received in exchange for, any Exchange Security (such cash, security or other property, a “Tax Event Security”), and the Shareholder party to such Contract fails to satisfy a Reimbursement Obligation in respect of the Tax Event Security, the Tax Event Security shall be deemed to be Non-Marketable Securities Exchange Property for purposes of such Contract.

Upon any Special Acceleration of a Contract, no later than the Special Acceleration Date, the Trust will, pursuant to such Contract, instruct the Collateral Agent to deliver to the Trust the Make-Whole Non-Marketable Securities Exchange Property (subject to any adjustments for Dilution Events or Reorganization Events, if applicable, as described under “—Exchange Property Adjustments” above) in respect of a number of Securities equal to the product of (x) the number of all outstanding Securities for such Special Acceleration and (y) the Applicable Percentage as of the Special Acceleration Date, and the Trust will promptly distribute such property pro rata to holders of the Securities then outstanding; provided that in connection with such delivery, the applicable Shareholder will be deemed to have authorized the Trust to instruct the Collateral Agent to make such delivery. The “Special Acceleration Date” means the fifth Scheduled Trading Day following the Exchange Property Adjustment Date with respect to such Special Acceleration or, if later, the fifth Scheduled Trading Day after the Collateral Agent receives Non-Marketable Securities Exchange Property that is the subject of such Special Acceleration.

Reduction of Exchange Property Following a Special Acceleration

Immediately upon the delivery by the Collateral Agent to the Trust of the Make-Whole Non-Marketable Securities Exchange Property in respect of a number of Securities equal to the product of (x) the number of outstanding Securities and (y) a Contract’s Applicable Percentage, the Exchange Property for purposes of such Contract shall be reduced to exclude all Non-Marketable Securities Exchange Property that, on the Exchange Property Adjustment Date for such Special Acceleration, formed part of the Exchange Property for such Contract (but, for the avoidance of doubt, without effect on the amount of Non-Marketable Securities Exchange Property deliverable to holders of outstanding Securities with respect to such Special Acceleration itself) and such Non-Marketable Securities Exchange Property shall be released from the applicable Shareholder’s Collateral.

Treatment of Stripped U.S. Treasury Securities Upon Special Acceleration

In addition, upon any Special Acceleration of a Contract, as described above, the Custodian will sell a portion of each series of stripped U.S. Treasury securities then held by the Trust equal to the product of: (i) such Contract’s Relative Percentage, (ii) such Contract’s Non-Marketable Securities Percentage and (iii) the aggregate quantity of such series of stripped U.S. Treasury securities then held by the Trust, and distribute the net proceeds of such sale pro rata to the holders of the Securities then outstanding. The “Relative Percentage” of a Contract shall mean such Contract’s initial Applicable Percentage as adjusted following each sale of stripped U.S. Treasury securities (for the purpose of distributing the resulting proceeds to holders of the Securities) upon any Acceleration upon Event of Default or Special Acceleration under any of the Contracts, so as to reflect the proportion of the remaining stripped U.S. Treasury securities attributable to such Contract. Such pro rata sale and distribution will reduce pro rata the quarterly distributions payable on the Securities.

Optional Acceleration

If each Shareholder with an outstanding Contract delivers notice to the Trust that it has elected to effect an acceleration in accordance with this “Optional Acceleration” section (an “Optional Acceleration”), then delivery of the Exchange Property by the Shareholders under the outstanding Contracts will be accelerated as described below; provided that the conditions and procedures set forth in this “—Optional Acceleration” section are met. If any Shareholder delivers notice of Optional Acceleration to the Trust, the Trust will promptly (and, in any event, within one Scheduled Trading Day) deliver notice of such election to the holders of the Securities.

a.	Conditions to Optional Acceleration

A Shareholder’s notice of Optional Acceleration will be effective only if:

(a)	no Event of Default in respect of such Shareholder has occurred and is continuing;

(b)	such notice states that such Optional Acceleration is made with respect to a Reimbursement Obligation and includes the Officer’s Certificate and opinion of counsel described under “—Optional Acceleration Procedures” below; and

(c)	the conditions set forth under the third paragraph of “—Optional Acceleration Procedures” are met.

Optional Acceleration Exchange Date

The settlement of the outstanding Contracts following an Optional Acceleration (such date of settlement referred to as an “Optional Acceleration Date”) will be accelerated to a Trading Day between the first Trading Day and the fourth Trading Day, at the election of the Shareholders with outstanding Contracts, following the five Trading Day period immediately following the Optional Acceleration Notice Date. In the event of an Optional Acceleration, the Collateral Agent shall deliver to the Trust, no later than 12:00 p.m., New York City time on the Optional Acceleration Date, the Exchange Amount as described below.

Exchange Amount in the Event of an Optional Acceleration

In the event of an Optional Acceleration, the Exchange Amount per Security will be a number of Exchange Property Units equal to the product of (i) the Make-Whole Exchange Property Rate applicable to such Optional Acceleration (as determined in accordance with “—Make-Whole Exchange Property Rate” below) and (ii) the sum of the Applicable Percentages of the outstanding Contracts.

Treatment of Stripped U.S. Treasury Securities Upon Optional Acceleration

In addition, upon any Optional Acceleration the Custodian will sell the stripped U.S. Treasury securities then held by the Trust and distribute the net proceeds of such sale pro rata to the holders of the Securities then outstanding.

Optional Acceleration Procedures

The Optional Acceleration may be effected only if each of the Shareholders with an outstanding Contract reasonably determines that, as a result of a Tax Event, it will have, or has a substantial likelihood of having, a Reimbursement Obligation, and such obligation cannot be avoided by taking reasonable measures that are available to such Shareholder or any member of the Shareholder Group (provided that such measures do not have an adverse effect on any party, including any member of the Shareholder Group). The Tax Event must occur on or after (and not be already in effect prior to) the initial closing date for the offering of the Securities.

No notice of Optional Acceleration will be given by a Shareholder earlier than the 90th calendar day prior to the earliest date with respect to which such Shareholder will, or there is a substantial likelihood that such Shareholder will, be obligated to pay, or cause to be paid, or pledge any amount in respect of a Reimbursement Obligation. Concurrently with a Shareholder’s delivery of the notice in respect of the Optional Acceleration, such Shareholder will deliver to the Trust: (i) an Officer’s Certificate stating that it is entitled to effect the

Optional Acceleration because it will, or there is a substantial likelihood that it will, be obligated to pay, or cause to be paid, or pledge any amount in respect of a Reimbursement Obligation and setting forth a statement of facts showing that the conditions precedent to its right to elect the Optional Acceleration have been satisfied and that such Shareholder cannot avoid its Reimbursement Obligation by taking reasonable measures available to such Shareholder or any member of the Shareholder Group (provided that such measures do not have an adverse effect on any party, including any member of the Shareholder Group) and (ii) an opinion of an independent tax counsel of recognized standing and reasonably satisfactory to the Trust to the effect that such Shareholder has been or will, or there is a substantial likelihood that such Shareholder will, be obligated to pay, or cause to be paid, or pledge any amount in respect of a Reimbursement Obligation. The Trust will accept and shall be entitled to rely absolutely and without further inquiry on such Officer’s Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the Securities.

A Shareholder’s notice of Optional Acceleration will not become effective unless and until the Trust has received a notice of Optional Acceleration from each of the other Shareholders with outstanding Contracts with respect to the same Reimbursement Obligation, in each case as specified in the procedures discussed in this “—Optional Acceleration” section. The first Business Day on which the Trust has (or should have) delivered such notice, or on which a press release has been issued containing such notice or the relevant information has been posted on a publicly available website, in each case by 5:00 p.m., New York City time, is referred to herein as the “Optional Acceleration Notice Date.” Such first Business Day will be deemed to be postponed to the immediately succeeding Business Day if such notice is received, or such press release is issued or such relevant information is posted, after 5:00 p.m., New York City time.

Make-Whole Exchange Property Rate

The “Make-Whole Exchange Property Rate” will be determined by reference to the table below, based on the applicable “Make-Whole Adjustment Date” and the applicable “Share Price” related to such Make-Whole Adjustment Date. Each Shareholder with an outstanding Contract subject to a Special Acceleration, or all Shareholders with outstanding Contracts upon the Optional Acceleration, will provide to the Trust a written notice of a Make-Whole Exchange Property Rate applicable to such Special Acceleration or the Optional Acceleration promptly after such Make-Whole Exchange Property Rate may be determined based on the availability of the relevant Make-Whole Adjustment Date and the Share Price, but not later than within two Business Days after both such relevant Make-Whole Adjustment Date and Share Price become available and the Trust shall issue a press release or post the relevant information on a publicly available website promptly after receiving such notice from such Shareholders.

For purposes of any Special Acceleration, the “Make-Whole Adjustment Date” will be the Exchange Property Adjustment Date for such Special Acceleration, and the “Share Price” related to such Make-Whole Adjustment Date will be the average of the Daily VWAPs of the Shares (or the average of the aggregate Then-Current Values of Exchange Property included in one Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Exchange Property Adjustment Date.

For purposes of the Optional Acceleration, the “Make-Whole Adjustment Date” will be the Optional Acceleration Notice Date, and the “Share Price” related to such Make-Whole Adjustment Date will be the average of the Daily VWAPs of the Shares (or the average of the aggregate Then-Current Values of Exchange Property included in one Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) over the five consecutive Trading Day period beginning on, and including, the first Trading Day immediately following the Optional Acceleration Notice Date.

Immediately following each Special Acceleration under a Contract (but, for the avoidance of doubt, without effect on the Make-Whole Exchange Property Rate applicable to such Special Acceleration), each of the Share Prices set forth in the column headers of the table below will be adjusted for purposes of such Contract to be equal to the product of (i) the respective Share Prices set forth in the table below (as previously adjusted, if applicable) and (ii) the Non-Accelerated Percentage determined after giving effect to the adjustment thereto in respect of such Special Acceleration.

The following table sets forth the Make-Whole Exchange Property Rate for each Share Price and Make-Whole Adjustment Date set forth below:

Make-Whole Adjustment Date	Share Price
	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00
December 15, 2017	4.8735	5.0663	5.0898	5.0058	4.8776	4.7538	4.6948	4.6948	4.6948
December 1, 2018	5.1455	5.2768	5.3023	5.2253	5.0753	4.9106	4.7761	4.6948	4.6948
December 1, 2019	5.3995	5.4644	5.4915	5.4627	5.3280	5.1111	4.9024	4.7601	4.6948
December 1, 2020	5.6338	5.6338	5.6338	5.6338	5.6338	5.6338	5.0000	4.6948	4.6948

If the exact Share Prices and Make-Whole Adjustment Dates are not set forth in the table above, the Make-Whole Exchange Property per Trust Security will be determined as follows:

•	if the applicable Share Price is between two Share Prices in the table or the Make-Whole Adjustment Date is between two Make-Whole Adjustment Dates in the table, the Make-Whole Exchange Property Rate will be determined by straight-line interpolation between the Make-Whole Exchange Property Rates set forth for the higher and lower Share Prices and the two Make-Whole Adjustment Dates, as applicable, based on a 365-day year;

•	if the applicable Share Price is in excess of $25.00 per Share (or the Exchange Property Unit, if applicable), then the Make-Whole Exchange Property Rate will be 4.6948 Shares (or Exchange Property Units, if applicable) (subject to adjustment in the same manner as the numbers of Shares set forth in the column headers of the table above); or

•	if the applicable Share Price is less than $5.00 (with such dollar amount being subject to adjustment in the same manner as the number of Shares set forth in the column headers of the table above), then the Make-Whole Exchange Property Rate will be 5.6338.

Notwithstanding anything to the contrary herein, in no event will the Make-Whole Exchange Property Rate be an amount greater than 5.6338 Shares (or Exchange Property Units, if applicable) (subject to adjustment in the same manner as the number of Shares set forth in the table above).

Reimbursement Obligations

If any Shareholder that has an outstanding Contract has actual knowledge or is notified by the Collateral Agent that Indemnifiable Taxes have been imposed with respect to any Exchange Property (including any distribution with respect thereto), such Shareholder shall, within five (5) Business Days, (x) in the case of any Indemnifiable Taxes in respect of any Excess Cash Dividends, pay, or cause to be paid, to the Trust such additional amounts as will be necessary in order that the amount available to be paid by the Trust under the Securities is no less than the amount that would have been so available in the absence of any Indemnifiable Taxes and (y) in the case of any other Indemnifiable Taxes, pledge, or cause to be pledged, to the Collateral Agent such additional amounts as will be necessary in order that the amount of such Shareholder’s Collateral (net of such Indemnifiable Taxes) equals the Required Pledged Assets under such Shareholder’s Collateral Agreement. Without duplication of the foregoing, if Mexico, or any other jurisdiction in which such Shareholder that has an outstanding Contract is organized, resident or doing business for tax purposes, imposes Indemnifiable Taxes on payments to or by the Trust in respect of Excess Cash Dividends pursuant to the second paragraph of clause (iv) of “—Exchange Property Adjustments,” such Shareholder shall, within five (5) Business Days after such Shareholder obtains actual knowledge or is notified by the Trust that such a payment will be made, pay, or cause to be paid, to the Trust such additional amounts as will be necessary in order that the amount receivable by a holder or beneficial owner of the Securities is no less than the amount that would have been so received in the absence of such Indemnifiable Taxes. A Shareholder may satisfy any payment obligation under clause (iv) of “—Dilution Events” or this “—Reimbursement Obligations” section, in whole or in part, by instructing the Collateral Agent to release from the Collateral and deliver to the Trust any assets that such Shareholder would be entitled to have released from the Collateral under its Collateral Agreement were they to satisfy the obligation by making a payment of cash. Any payment or pledge obligation described in this “—Reimbursement Obligations” section (except for any such payment obligation in respect of Excess Quarterly Dividends) shall constitute a “Reimbursement Obligation”. The foregoing obligations will survive any termination or discharge of a Shareholder’s Contract or the Securities.

Each Shareholder will pay, or cause to be paid, any Documentary Taxes imposed by any Relevant Jurisdiction on the receipt of Shares or other Exchange Property by the Trust and holders and beneficial owners of the Securities and (where applicable) reimburse the Trust as an additional amount for the payment of any Documentary Taxes as a result of or otherwise with respect to the transactions contemplated hereunder. The Trust will use commercially reasonable efforts to cooperate with the Shareholders to pay, reduce or eliminate any such Documentary Taxes.

Partial Acceleration

In the event that fewer than all of the then-outstanding Contracts are accelerated in full, the Collateral pledged by the Shareholder (or Shareholders, as applicable) whose Contract (or respective Contracts, as applicable) is subject to acceleration will be delivered to holders of the Securities and the Exchange Property deliverable to holders of the Securities on the Exchange Date will be proportionately reduced by the amount of Collateral so delivered (each such acceleration of fewer than all the Contracts, a “Partial Acceleration”). The Trust will promptly deliver notice of such Partial Acceleration to the holders of the Securities. The date on which one or more, but not all, outstanding Contracts are accelerated in full is referred to herein as a “Partial Acceleration Date.” The “Acceleration Percentage” means, for any Partial Acceleration, a fraction, the numerator of which is the sum of the Applicable Percentage(s) of each Shareholder whose Contract has been accelerated in connection with the Partial Acceleration and the denominator of which is the sum of the Applicable Percentage(s) of each Shareholder whose Contract had not been accelerated immediately prior to such Partial Acceleration.

Treatment of Stripped U.S. Treasury Securities Upon Partial Acceleration

Upon any Partial Acceleration the Trust will sell a portion of each series of stripped U.S. Treasury securities then held by the Trust equal to the Acceleration Percentage multiplied by the aggregate quantity of such series of stripped U.S. Treasury securities then held by the Trust, and distribute the net proceeds of such sale pro rata to the holders of the Securities then outstanding. Such pro rata sale and distribution will reduce pro rata the quarterly distributions payable on the Securities.

Collateral Arrangements; Acceleration upon Default by a Shareholder

Each Shareholder’s obligations under its Contract will be secured by a security interest in the maximum number or amount of each type of Exchange Property (including, without limitation, Shares) that it may be required to deliver under its Contract; provided that, in the case of any Shares, such Shares (I) are held in book-entry format through DTC and (II) are not subject to any Transfer Restrictions other than Permitted Transfer Restrictions (in respect of a Shareholder or a Contract, the aggregate number or amount of securities, property and/or assets referred to in this sentence, the “Required Pledged Assets”).

Each Shareholder will have the right to vote any Shares and/or other Exchange Securities pledged by such Shareholder for so long as those securities are owned by it and pledged under its Collateral Agreement unless a Default or an Event of Default in respect of such Shareholder has occurred and is continuing.

Substitution of Collateral

Unless a Default or Event of Default in respect of a Shareholder has occurred and is continuing, such Shareholder will be permitted to substitute for any of the pledged Shares or other pledged collateral, cash or U.S. Government Securities (such cash and U.S. Government Securities, “Eligible Cash Equivalents”). Any Eligible Cash Equivalents pledged as substitute Collateral for any Exchange Property will be required to have an aggregate Then-Current Value, (x) at the time of delivery and (y) on each Business Day thereafter, of not less than 150% of the sum of the products, for each item of Exchange Property so substituted, of (a) the Then-Current Value of each unit of such item of Exchange Property and (b) the total number of units of such item of Exchange Property for which such Eligible Cash Equivalents have been substituted. A Shareholder may only substitute Eligible Cash Equivalents for Collateral in accordance with the terms of this “Substitution of Collateral” section if each other Shareholder with an outstanding Contract makes the same substitution for each item of Exchange Property under its Contract. Each Shareholder shall at all times be entitled to direct the Collateral Agent to liquidate, or cause the liquidation of, any direct obligations of the U.S. Government forming part of the Eligible Cash Equivalents pledged by such Shareholder for cash so long as each other Shareholder with an outstanding Contract makes the same election with respect to each item of Exchange Property under its Contract.

Release of Collateral

In all cases, for the avoidance of doubt, any excess Collateral (in excess of the then applicable Required Pledged Assets (if any)) corresponding to a Contract (or the portion of a Contract, as the case may be) being settled on the relevant Special Acceleration Date, Optional Acceleration Date or the Exchange Date, including any remaining excess cash pledged pursuant to the provisions described above in “—Substitution of Collateral,” will be released promptly (and in any event within two Business Days) following the required deliveries of cash and/or any other applicable Exchange Property by the Shareholder party to such Contract (or Collateral Agent) to the Trust in respect of the relevant Special Acceleration Date, the Optional Acceleration Date or the Exchange Date, pursuant to the Contract and the related Collateral Agreement; provided that such excess Collateral will be released to the applicable Shareholder to the extent, and solely to the extent, that (i) the Required Pledged Assets (if any) remains pledged to the Collateral Agent for the benefit of the Trust on the date of such release; (ii) no Default or Event of Default with respect to such Shareholder has occurred and is continuing or would result therefrom; and (iii) such Shareholder is not then required to (and, after giving effect to the relevant release, would not be required to) pledge any additional securities, cash or other property or assets under its Collateral Agreement or its Contract (or portion of its Contract, as the case may be).

In addition, if during any Quarterly Dividend Period any issuer of an Exchange Security that is a Marketable Security pays a cash dividend, any Shareholder may request release, and Collateral Agent will release from the Collateral and distribute to such Shareholder (i) in respect of the first cash dividend paid by any issuer of an Exchange Security that is a Marketable Security during such Quarterly Dividend Period, the product of (A) the lesser of (x) the Ordinary Cash Dividend (reduced by the amount of any withholding tax deducted from the Ordinary Cash Dividend) and (y) the product of (I) the amount of cash actually paid by such issuer per Exchange Security (reduced by the amount of any withholding tax deducted from such payment) in respect of such cash dividend and (II) the number of units of such Exchange Security that are a part of one Exchange Property Unit on the record date for such cash dividend, (B) the Maximum Exchange Rate, (C) the number of Securities outstanding as of the record date for such cash dividend and (D) the Applicable Percentage, or (ii) in respect of any subsequent cash dividend paid by any issuer of an Exchange Security that is a Marketable Security during such Quarterly Dividend Period, the product of (A) the lesser of (x) the Ordinary Cash Dividend (reduced by the amount of any withholding tax deducted from the Ordinary Cash Dividend) minus the aggregate cash dividend amounts per Exchange Property Unit released during the same Quarterly Dividend Period prior to the date of such release and (y) the product of (I) the amount of cash actually paid by such issuer per Exchange Security (reduced by the amount of any withholding tax deducted from such payment) and (II) the number of units of such Exchange Security that are a part of one Exchange Property Unit on the record date for such cash dividend or distribution, (B) the Maximum Exchange Rate, (C) the number of Securities outstanding as of the record date for such cash dividend and (D) the Applicable Percentage; provided that no such amount shall be released to the extent that such Shareholder has any unsatisfied obligation described under “—Reimbursement Obligations” arising from an Excess Cash Dividend; provided, further, that (a) no release hereunder shall be made while any Default or Event of Default with respect to such Shareholder has occurred and is continuing and (b) such Shareholder shall be entitled to request such release only once per cash dividend.

Acceleration upon Event of Default

If a Collateral Event of Default, Insolvency Event or Breach Event occurs with respect to any Shareholder (an “Event of Default”), such Shareholder’s obligations under its Contract will automatically be accelerated (an “Acceleration upon Event of Default”). In that event, such Shareholder will become obligated to deliver the maximum amount of each type of Exchange Property then deliverable under its Contract.

If a Contract is so accelerated, then (1) the Custodian will sell a portion of each series of Treasury securities then held by the Trust equal to the product of the Acceleration Percentage with respect to such Partial Acceleration and the aggregate quantity of such series then held by the Trust (or, if all Contracts are so accelerated, the total number of stripped U.S. Treasury securities then held by the Trust), and distribute the net proceeds pro rata to the holders of the Securities then outstanding, and (2) the Collateral Agent will have the right, to the extent permitted by applicable law, to (X) foreclose on the Collateral pledged under the related Collateral Agreement and purchase the Shares and/or other Exchange Property at a private disposition by credit bidding some or all of the applicable Shareholder’s payment and delivery obligations under such Shareholder’s Contract in connection with any such private disposition, and to distribute the Shares, together with any other type of Exchange Property and any Eligible Cash Equivalents (if any) then pledged under the related Collateral Agreement, to the Trust, for distribution to the holders of the Securities then outstanding and/or (Y) without notice to the applicable Shareholder, (I) hold and re-register any amount of the Collateral pledged by such Shareholder in a name other than such Shareholder’s, and pledge, repledge, hypothecate, rehypothecate, sell, lend or otherwise transfer (in each case, to any other person or entity) or use any amount of the Collateral pledged by such Shareholder, separately or together with other assets or other amounts of the Collateral pledged by such Shareholder, with all attendant rights of ownership (including the right to vote securities) and without retaining in its possession and control a like amount of similar Collateral, (II) use or invest cash collateral pledged by such Shareholder at the Collateral Agent’s own risk and (III) in the case of either clause (I) or (II), net its return obligation under the related Collateral Agreement (which will be satisfied by delivering securities or other financial assets of the same issuer, class and quantity as the Collateral initially transferred) against the applicable Shareholder’s payment and delivery obligations under such Shareholder’s Contract (but not, in any case, whether pursuant to clause (X) or (Y) of this sentence, in an amount in excess of the total number or amount of Shares or other Exchange Property (or the value thereof) deliverable under such Shareholder’s Contract at such time, with the remainder released to such Shareholder).

In addition, the Collateral Agent will be entitled, subject to the preceding paragraph, to exercise on behalf of the Trust all the rights of a secured party under the UCC.

A “Collateral Event of Default” under any Collateral Agreement means, at any time, with respect to the Shareholder party thereto, any of the following:

(i) the Collateral Agent fails to have in accordance with such Collateral Agreement a security interest (or, to the extent such security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a perfected security interest) in each case free of any Liens (other than Permitted Liens and any Transfer Restrictions)in an amount of Collateral that includes at least (x) the Required Pledged Assets (as adjusted as a result of any Dilution Event or Reorganization Event), other than any Exchange Property for which such Shareholder has validly substituted Eligible Cash Equivalents with a Then-Current Value that satisfies the requirements (and within the time periods) set forth in clause (ii) below and (y) without double-counting any Exchange Property required to be pledged under clause (x) above, on any date of required delivery under such Shareholder’s Contract, the number or amount of each type of Exchange Property required to be delivered on such date, except to the extent such Shareholder has satisfied such delivery obligation on or prior to such date using Exchange Property of such type that is not included in the Collateral;

(ii) on any Business Day on which Eligible Cash Equivalents are required to be pledged by such Shareholder as substitute Collateral for any Exchange Property (excluding, for the avoidance of doubt, any delivery of Eligible Cash Equivalents in exchange for options, rights or warrants in accordance with clause (ii) of “Item 8. General Description of the Registrant—The Contracts—Exchange Property Adjustments—Dilution Events” above), failure of the Eligible Cash Equivalents so pledged to have an aggregate Then-Current Value of not less than 150% of the sum of the products, for each item of Exchange Property so substituted, of (a) the Then-Current Value of each unit of such item of Exchange Property and (b) the total number of units of such item of Exchange Property for which such Eligible Cash Equivalents have been substituted; provided that such failure shall not result in a Collateral Event of Default if such Shareholder, by 5:00 p.m., New York City time, on the third Business Day following any Business Day on which the aggregate Then-Current Value of such Eligible Cash Equivalents does not satisfy such requirements (an “Insufficient Substituted Value Date”), pledges additional Eligible Cash Equivalents in an amount sufficient to cause the requirements of the immediately preceding provision in this clause (ii) to be satisfied as of 5:00 p.m., New York City time, on such Insufficient Substituted Value Date;

(iii) to the extent such assets are not in the securities account pledged by such Shareholder, such Shareholder at any time fails to deliver the number of Shares, other Exchange Property and/or cash (other than the Aggregate Non-Transferable Option Value) that its Contract requires it to deliver at such time;

(iv) such Shareholder fails to pledge the Aggregate Non-Transferable Option Value by 5:00 p.m., New York City time, on the third Trading Day following a determination of the fair market value of any non-transferable options, rights or warrants granted by the issuer of any Exchange Security that are required to be valued under clause (iii) “Item 8. General Description of the Registrant—The Contracts—Exchange Property Adjustments—Dilution Events”;

(v) revocation or withdrawal by such Shareholder of its standing instructions to the Collateral Agent under such Shareholder’s Collateral Agreement to take certain actions with respect to the Exchange Securities pledged by such Shareholder following certain Reorganization Events and Dilution Events;

(vi) at any time following the time such Shareholder has substituted Eligible Cash Equivalents for Collateral pledged by it pursuant to such Shareholder’s Collateral Agreement, such Shareholder fails to exercise in full the Zero-Payment Options granted by the issuer of any Exchange Security, in accordance with its Contract, before the later of (x) the third Business Day after receipt of such Zero-Payment Options and (y) the fourth Business Day prior to the scheduled expiration of such options, rights or warrants, in each case if then exercisable; or

(vii) Shareholder repudiates or terminates its Securities Account Control Agreement without replacement;

provided that a Collateral Event of Default shall not occur as a result of the imposition of any taxes or the failure of Shareholder to satisfy any Reimbursement Obligation.

A “Breach Event” under any Contract means a failure by the Shareholder party thereto to comply with the following agreements:

(i) such Shareholder’s agreement to pay on a going-forward basis, all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, or for which it otherwise is liable, before any penalty or fine accrues thereon, and all claims for sums that have become due and payable and that by law have or may become a Lien upon any Collateral pledged by it, prior to the time when the penalty or fine shall be incurred with respect thereto; provided, in each case, that any failure to pay such Taxes, claims or sums pursuant to this clause (i) shall not constitute a Breach Event unless they remain unpaid on the date 45 Business Days after such Shareholder has received notice of the accrual or incurrence of such penalty or fine, as applicable, so long as such failure has not resulted in forfeiture or loss of the Collateral pledged by it; provided, further, that no such tax, claim or sum need be paid (and no representation is made as to payment) (I) if non-payment would not result in forfeiture or loss of the Collateral pledged by such Shareholder or (II) to the extent it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions shall have been made or provided therefor, (ii) in the case of such Tax, claim or sum which has or may become a Lien against any of such Collateral (other than a Lien that is junior to the Trust’s), such proceedings conclusively operate to stay the sale of any portion of such Collateral to satisfy such Tax or claim and (iii) such Collateral cannot, as a result of the proceedings, become subject to forfeiture or loss; and

(ii) such Shareholder’s agreement that it will not, and will cause any member of the Shareholder Group not to, prior to the Exchange Date, purchase a number of voting securities of the Company that would result in such Shareholder directly or indirectly owning, holding or controlling with the power to vote twenty (20) percent or more of the aggregate voting power of the outstanding voting securities of the Company (taking into account for purposes of such calculation any differences in voting rights between different classes of the Company’s voting securities and calculated based on the information on the number of outstanding voting securities of the Company provided in the Company’s most recent quarterly report on Form 10-Q or annual report on Form 10-K under the Exchange Act).

The Shareholders

The Shareholders are Inversora Carso, Control Empresarial and Banco Inbursa. Each of the Shareholders is party to a separate Contract with the Trust, pursuant to which the Shareholders will deliver to the Trust on the Exchange Date (or an earlier date following the Optional Acceleration or one or more Special Accelerations or Accelerations upon Event of Default), Shares and/or other Exchange Property in satisfaction of their obligations under their respective Contracts.

Inversora Carso is a variable capital corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States and is a holding company with portfolio investments in various companies.

Inversora Carso owns all of the outstanding voting securities of Control Empresarial, a variable capital corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States.

Banco Inbursa is a commercial bank (institución de banca múltiple) organized as a banking institution pursuant to the Mexican Banking Law (Ley de Instituciones de Crédito).

Indemnification

The Shareholders will, severally and not jointly, indemnify each Trustee, the Administrator, the Custodian, the Collateral Agent and the Paying Agent against any liabilities or costs (including the reasonable costs of defending against any liability) that it may incur in acting in that capacity, except for willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or where applicable law prohibits that indemnification.

The “Stripped” U.S. Treasury Securities

The Trust has purchased and holds a series of zero-coupon, or stripped, U.S. Treasury securities with face amounts corresponding to the distributions payable with respect to the Securities and maturities no later than the applicable payment dates under the Securities. Up to 30% of the Trust’s total assets may be invested in these stripped U.S. Treasury securities (as measured at the pricing date of the Securities). If any Contract is accelerated in whole or in part, then some or all of those stripped U.S. Treasury securities then held in the Trust will be sold (in whole or in part, as applicable) by the Custodian and the net proceeds of that sale will be distributed pro rata to the holders of the Securities then outstanding, together with other amounts distributed upon acceleration.

Risk Factors

Set forth below are the risks involved in investing in the Securities, which involves a high degree of risk.

The Trust is internally managed by its Trustees and will not dispose of any Contract or the stripped U.S. Treasury securities even if their price or value falls significantly or the financial condition of the Company suffers. The holders will bear the entire amount of any decrease in the value of the Shares (or the Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) below the Initial Price.

The Trust is not managed like a typical closed-end investment company. The Trust is internally managed by its Trustees and does not have any separate investment adviser.

The Trust will not dispose of any Contract even if the price of the Shares (or the Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) falls significantly or the financial condition of the Company suffers (or if, after a Reorganization Event or a Dilution Event that involves a distribution of Exchange Securities, comparable developments occur affecting any Marketable Securities or the issuer of those Marketable Securities).

Similarly, the Trust will not dispose of the stripped U.S. Treasury securities held by the Trust before they mature or the Trust terminates, whichever comes first, even if their value falls significantly (except upon a Special Acceleration; one or more Events of Default; the Optional Acceleration; or in connection with a cancellation of Securities purchased by any member of the Shareholder Purchase Group.

The opportunity for equity appreciation provided by the Securities is less than that provided by a direct investment in the Shares on the closing date for this offering at the Initial Price and holders of the Securities will bear all of any decrease in the value of the Shares below the Initial Price.

Because the Contracts allow the Shareholders to deliver a number of Shares or Exchange Property Units, if applicable, that is less than the Maximum Exchange Rate in respect of each outstanding Security if the Daily VWAP of the Shares or Then-Current Value of the Exchange Property Unit, if applicable (as measured over the Observation Period in accordance with the Contracts), is higher than the Initial Price, the Securities have more limited appreciation potential than the Shares or other Exchange Property held in a direct investment. If the price of the Shares and/or other Exchange Property rises, a holder of a Security will not receive all of such increase in value. Holders will not receive any of such increase if the Daily VWAP or Then-Current Value, as applicable (as measured over the Observation Period in accordance with the Contracts), is below the Threshold Appreciation Price. Holders will receive only 83.3% of any increase in the value of the Shares or the Exchange Property Unit, if applicable, to the extent the Daily VWAP or Then-Current Value, as applicable (as measured over the Observation Period in accordance with the Contracts), exceeds the Threshold Appreciation Price. On the other hand, holders of Securities will bear all of any decrease in the value of the Shares or the Exchange Property Unit, if applicable, below the Initial Price. The value of the Shares and/or other Exchange Property to be received by holders on the Exchange Date may be less than the amount paid for the Securities. Furthermore, the Securities may trade below the value of the Shares or the Exchange Property Unit, if applicable, if the Shares or the Exchange Property Unit, if applicable, appreciate in value. In addition, as a result of adjustments to the Exchange Property as described herein, the Exchange Property Unit may consist of securities or other property other than, or in addition to, Shares, which may have more limited potential for appreciation than the Shares, or no potential for appreciation at all.

Quarterly distributions on the Securities will be at a fixed amount.

The quarterly distributions on the Securities will be at a fixed amount for the entire term of the Trust. Increases in, or certain other changes to, or absence of changes relative to expectations with respect to, market interest rates may cause the distributions on the Securities to be less attractive relative to other investments, resulting in a decline in the market value of the Securities. Holders may, concurrently with one or more quarterly distributions on one or more Distribution Dates, receive the Excess Cash Dividend Amount in respect of any Excess Cash Dividend on the Shares (or other Exchange Securities) paid during the preceding Quarterly Dividend Period, but there can be no assurance that any Excess Cash Dividend will be paid with respect to the Shares (or any other Exchange Securities).

Regulatory actions may adversely affect the trading price and liquidity of the Securities.

The Trust expects that many investors in, and potential purchasers of, the Securities will employ, or seek to employ, a convertible arbitrage strategy with respect to the Securities. Investors that employ a convertible arbitrage strategy with respect to equity-linked instruments typically implement that strategy by selling short the common equity interests underlying the equity-linked securities and dynamically adjusting their short position while they hold the equity-linked securities. Investors may also implement this strategy by entering into swaps on such common equity interests in lieu of or in addition to selling short such common equity interests. As a result, any specific rules regulating equity swaps or selling short of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to Shares or other Exchange Property could adversely affect the ability of investors in, or potential purchasers of, the Securities to conduct the convertible arbitrage strategy that the Trust believes they will employ, or seek to employ, with respect to the Securities. This could, in turn, adversely affect the trading price and liquidity of the Securities.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including the Shares). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Securities to effect short sales of Shares or other Exchange Property or enter into swaps on Shares or other Exchange Property could adversely affect the trading price and the liquidity of the Securities.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow, or enter into swaps on, Shares or other Exchange Property, if applicable, in each case on commercially reasonable terms, the trading price and liquidity of the Securities may be adversely affected.

The number of Shares and/or amount of other Exchange Property to be received by the holders of the Securities may not be adjusted for certain events and may not adequately compensate holders for the lost value of their Securities as a result of certain events.

The number of Shares and/or amount of other Exchange Property that holders are entitled to receive upon settlement from the Trust will be subject to certain adjustments. The number of Shares to be received by holders may not be adjusted for other events, such as issuances of Shares for cash or in connection with acquisitions by the Company, that may adversely affect the price of the Shares. These other events may adversely affect the trading price of the Securities because of the relationship of the amount to be received pursuant to the Contracts to the market price of the Shares. There can be no assurance that the Company will not take any of the foregoing actions, or that it will not issue Shares, or that, subject to the limitations, members of the Shareholder Group will not sell any Shares in the future, or as to the amount of any such offerings or sales. In addition, similar circumstances or events may affect the value of any other securities or property included in the Exchange Property Unit and, as a result, the trading price of the Securities.

In addition, the adjustments made in respect of certain distributions to holders of Shares or other securities that holders are entitled to receive upon settlement from the Trust will be made based on the value of such distribution as determined in accordance with the procedures, including a sale of the distributed property in certain cases. Such procedures may result in a determination that does not reflect the then-current fair market value of such distribution and/or the lost value of the Securities that results from such distribution.

The Make-Whole Exchange Property Rate (together with the pro rata distribution from the sale of stripped U.S. Treasury securities upon a related Special Acceleration or Optional Acceleration) may not adequately compensate holders for the lost value of their Securities upon such Special Acceleration or Optional Acceleration. Although an Excess Cash Dividend may, in certain circumstances, have an economic effect similar to an event that causes a Special Acceleration, the related Excess Cash Dividend Amounts will not be based on the Make-Whole Exchange Property Rate, and the receipt of the Excess Cash Dividend Amounts will not cause the Trust to sell any stripped U.S. Treasury securities.

If a Special Acceleration with respect to one or more Contracts or Optional Acceleration occurs, the Trust will be entitled to receive under the Contract or Contracts so accelerated, and holders will be entitled to receive from the Trust, an amount of Exchange Property. In addition, upon any Special Acceleration of a Contract, the Custodian will sell a quantity of each series of stripped U.S. Treasury securities then held by the Trust equal to the product of (i) such Contract’s Relative Percentage, (ii) the Contract’s Non-Marketable Securities Percentage and (iii) the amount of such series of stripped U.S. Treasury securities then held by the Trust, as described under the corresponding provisions governing a Special Acceleration referred to above, and distribute the net proceeds of such sale pro rata to the holders of the Securities. Upon the Optional Acceleration, all outstanding Contracts will be accelerated, and the Custodian will sell all of the stripped U.S. Treasury securities then held by the Trust, as described under the corresponding provisions governing the Optional Acceleration referred to above, and distribute the net proceeds of such sale pro rata to the holders of the Securities. Although the Make-Whole Exchange Property Rate calculation is designed to compensate holders for the lost value of their Securities as a result of the early settlement of the Securities, this feature (together with the pro rata distribution from the sale of stripped U.S. Treasury securities upon the related Special Acceleration or the Optional Acceleration, as applicable) may not adequately compensate holders for such loss (and may, in certain cases, result in a reduction of the Exchange Amounts that holders would have otherwise been entitled to receive upon such Special Acceleration or the Optional Acceleration if such Exchange Amounts had been calculated over the Observation Period. If an Excess Cash Dividend occurs, the Trust will be entitled to receive under each outstanding Contract, and the holders will be entitled to receive from the Trust, the Excess Cash Dividend Amount calculated by reference to the amount of the Excess Cash Dividend. Although an Excess Cash Dividend may, in certain circumstances, have an economic effect similar to events that cause a Special Acceleration, the Excess Cash Dividend Amounts will not be determined by the Make-Whole Exchange Property Rate, but instead by the Dividend Exchange Rate. The Dividend Exchange Rate in respect of an Excess Cash Dividend is based on the average of the Daily VWAPs of the Shares (or other Exchange Securities, as applicable) during five Trading Days preceding the ex-dividend date of such Excess Cash Dividend and is not adjusted in a manner designed to compensate holders for the lost value of their Securities as a result of the payment of the Excess Cash Dividend Amount. Further, unlike upon a Special Acceleration, the receipt of an Excess Cash Dividend Amount will not cause the Trust to sell any of the stripped U.S. Treasury securities then held by it.

The Trust is a non-diversified investment company and therefore is not limited in the proportion of its assets that may be invested in the obligations of a single issuer.

The Trust is considered non-diversified under the Investment Company Act, which means that the Trust is not limited in the proportion of its assets that may be invested in the obligations of a single issuer. The only assets held by the Trust are the stripped U.S. Treasury securities, the Contracts and the Shares and other securities or property to be received pursuant to the Contracts and/or the Collateral Agreements. As a result, an investment in the Trust is riskier than an investment in an investment company with diversified investments.

The trading price of the Securities is affected by the market price of the Shares and/or other Exchange Property and other factors.

The Trust is newly organized and has no previous operating history and is registered as a closed-end investment company. The Securities are complex instruments that reflect the nature of the

Trust and the economic characteristics of the Contracts and the stripped U.S. Treasury securities held by the Trust. It is not possible to predict how the Securities may trade in the secondary market.

The trading prices of the Securities in the secondary market is directly affected by the market price of the Shares. The market price of the Shares may fluctuate, due to changes in the Company’s financial condition, results of operations or prospects, or because of complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges or quotation systems on which the Shares are traded and the market segment of which the Company is a part. Moreover, the effect of any new United States legislation on the market price of the Shares is uncertain at this time. The trading price of the Securities may also fluctuate due to, among other things, fluctuations in interest rates and other factors that are difficult to predict and beyond the Trust’s control. The Trust believes, however, that because of the yield on the Securities and the formula for determining the number of Shares to be delivered on the Exchange Date, the Securities will tend to trade at a premium to the market value of the Shares if the Share price falls and at a discount to the market value of the Shares if the Share price rises. There can be no assurance, however, that the Securities will trade at a premium to the market value of the Shares. In addition, similar circumstances or events may affect the value of any other securities or property included in the Exchange Property and, as a result, the trading price of the Securities.

Securities of closed-end investment companies frequently trade at a discount from net asset value. This characteristic of investments in a closed-end investment company is a risk separate and distinct from the risk that the Trust’s net asset value may fall. The Trust cannot predict whether its Securities will trade at, below or above net asset value. The risk of purchasing investments in a closed-end investment company that might trade at a discount may be greater for investors who wish to sell their investments soon after completion of an initial offering because for those investors, realization of a gain or loss on their investments is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance.

There is no existing trading market for the Securities and an active trading market may not develop.

There is no trading market for the Securities. The Initial Purchasers currently intend, but are not obligated, to make a market in the Securities. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders with liquidity of investment or that it will continue for the life of the Securities. The liquidity of the trading market, if any, will depend on many factors, including, among other things, the market price of the Shares and/or other Exchange Property, the Company’s financial condition, results of operations or prospects (or comparable factors with respect to issuers of other Exchange Securities, if applicable), the market for similar securities and the overall securities markets, and may be adversely affected by unfavorable changes in these factors. The Initial Purchasers may stop making a market in the Securities at any time without notice. In addition, the Trust does not intend to apply for the listing of the Securities on any securities exchange or for the inclusion of the Securities in any automated quotation system and the Securities may not be transferred except to a person who the holder reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A or pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available).

Holders of the Securities may not elect to exchange the Securities before the Exchange Date.

Holders of the Securities may not elect to exchange the Securities before the Exchange Date. Therefore, if holders wish to dispose of the Securities prior to the Exchange Date, they must bear the risks associated with the trading market and the trading price of the Securities as described in the two immediately preceding risk factors and elsewhere in this registration statement.

Holders of the Securities are not entitled to any rights with respect to the Shares or other Exchange Securities unless and until they actually receive Shares and/or such other Exchange Securities in exchange for the Securities, but they are subject to all changes made with respect to the Shares and/or such other Exchange Securities. However, the holders have the right to receive their pro rata amount of any Excess Cash Dividend Amounts received by the Trust.

Holders of the Securities are not entitled to any rights with respect to the Shares unless and until they actually receive the Shares in exchange for the Securities, but they are subject to all changes affecting the Shares. For example, holders of Securities are not entitled to vote or receive dividends on the Shares prior to exchange for Securities. Holders are entitled to receive any Excess Cash Dividend Amounts received by the Trust in respect of any Excess Cash Dividend, but are not entitled to receive any Ordinary Cash Dividend. Additionally, in the event that an amendment is proposed to the charter of the Company requiring approval of the holders of the Shares and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the record date applicable to the Shares delivered to the holders of Securities following the Exchange Date, the holders of Securities will not be entitled to vote on the amendment, although to the extent they receive Shares on the Exchange Date they will nevertheless be subject to any changes in the powers, preferences or special rights of Shares or other classes of Company common equity securities resulting from such amendment. Holders of the Securities are subject to similar risks with respect to any other securities included in the Exchange Property.

There are restrictions on the ability of holders of the Securities to resell the Securities.

The Trust has offered the Securities in reliance upon exemptions from registration requirements under the Securities Act and applicable state securities laws. There are restrictions on the holders of the Securities to resell the Securities, including a requirement that the Securities may not be reoffered, resold, pledged or otherwise transferred except (A)(i) to a person who a holder reasonably believes is a qualified institutional buyer acquiring for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A or (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) and (B) in accordance with all applicable securities laws of the states of the United States and any other jurisdictions, and the Securities will bear a restrictive legend to that effect. As a result, the holders of the Securities may transfer or resell the Securities only in accordance with the restrictions described under “Transfer Restrictions and Notice to Investors” and as otherwise described in this registration statement. The Trust has no obligation to and does not intend to register the Securities for resale. Please see “Transfer Restrictions and Notice to Investors” for a description of these restrictions. No affiliate (as defined in Rule 144 under the Securities Act) of the Company or the Trust, or person that has been an affiliate (as defined in Rule 144 under the Securities Act) of the Company or the Trust during the immediately preceding three months, may purchase, otherwise acquire or hold the Securities or a beneficial interest therein and any acquisition of the Securities by such an affiliate or person shall be null and void ab initio.

The Trust is registered with the SEC as a closed-end investment company and, accordingly, is subject to certain restrictions applicable to trading in the Securities.

The Trust is registered with the SEC as an investment company. Accordingly, investors are subject to certain restrictions applicable to trading in the Securities. Section 30(h) of the Investment Company Act provides that any “beneficial owner” of 10% or more of any class of outstanding securities of a registered closed-end investment company, such as the Trust, is subject to the same duties and liabilities as those imposed by Section 16 of the Exchange Act. For these purposes, “beneficial ownership” is determined in accordance with Section 13 of the Exchange Act. Section 16 of the Exchange Act and the rules of the SEC thereunder are commonly known as the short-swing profit recovery rules and potentially require a “beneficial owner” of 10% or more of the outstanding Securities to disgorge to the Trust any profits received upon purchases and sales within six months of the Securities. These rules also require a “beneficial owner” of 10% or more of the outstanding Securities to file reports with the SEC reporting their transactions in and holdings of Securities. In addition, Section 13(d) of the Exchange Act and the rules of the SEC thereunder, which also apply to the Trust and its Security holders, require “beneficial owners” of 5% or more of the outstanding Securities to file statements with the SEC containing the information required by Regulation 13D-G under the Exchange Act.

If any Shareholder defaults on its obligations under its Contract, the Collateral Agent will seek to (i) foreclose on the Collateral pledged by such Shareholder by purchasing such Shares and/or other Exchange Property on behalf of the Trust in a private sale using such Shareholder’s obligations under its Contract to credit bid for such Shares or other Exchange Property and then effecting a delivery of such Shares or other Exchange Property to the Trust, and/or (ii) transfer the Collateral pledged by such Shareholder and net its return obligation against the Shareholder’s delivery obligation; however, if that delivery or transfer of Shares and/or other Exchange Property cannot be effected for any reason, the Collateral Agent may be required to sell such Collateral for cash and the amounts available for distribution by the Trust to the holders of Securities would be adversely affected.

In the event that any Shareholder defaults under its Contract, the Collateral Agent may seek to (i) foreclose on the Collateral pledged by such Shareholder by purchasing such Shares and/or other Exchange Property on behalf of the Trust in a private sale pursuant to Section 9-610(c)(2) of the UCC using such Shareholder’s obligations under its Contract to credit bid for such Shares and/or other Exchange Property and then effecting delivery of the Shares and/or other Exchange Property to the Trust, or (ii) to the extent permissible under applicable law and without notice to such Shareholder, (A) hold and re-register any amount of the Collateral pledged by such Shareholder in a name other than the Shareholder’s, and pledge, repledge, hypothecate, rehypothecate, sell, lend or otherwise transfer (in each case, to any other person or entity) or use any amount of such Collateral, separately or together with other assets or other amounts of such Collateral, with all attendant rights of ownership (including the right to vote securities) and without retaining in its possession and control a like amount of similar Collateral, (B) use or invest cash collateral at the Collateral Agent’s own risk, and (C) in the case of either clause (A) or (B), net its return obligation under the related Collateral Agreement (which will be satisfied by delivering securities or other financial assets of the same issuer, class and quantity as the Collateral initially transferred) against such Shareholder’s payment and delivery obligations under its Contract. However, to the extent that the sale or transfer of such Shares and/or other Exchange Property described in the preceding sentence cannot be effected for any reason (including limitations under applicable law effective at the relevant time and limitations that would apply if such Shares are not publicly traded or such other Exchange Property ceases to be a Marketable Security), the Collateral Agent may foreclose on such Collateral by selling such Collateral for cash. There can be no assurance as to the timing or manner of any such sales or that the proceeds of any such sales will be for an amount that, after deduction of the Collateral Agent’s costs and expenses relating to the foreclosure sale, is equivalent to the value that the holders of Securities would have received if they had received the applicable amount of Exchange Property pledged by such Shareholder in respect of their Securities. In addition, although the Collateral Agreement permits the Trust to remove the Collateral Agent, and the holders of Securities will have the right to replace the Trustees of the Trust and to otherwise direct the affairs of the Trust in accordance with the Trust Agreement and the Investment Company Act (including rules and regulations promulgated thereunder), no assurance can be given that the holders of Securities will be able to direct the disposition of the Collateral in a manner that maximizes the value of such disposition or that is advantageous from the perspective of any individual holder (including taking into account any hedging arrangements to which such a holder may be a party).

If an Insolvency Event in respect of any Shareholder occurs, the Contract to which such Shareholder is a party will accelerate automatically and the Collateral Agent will seek to effect the close-out netting of such Shareholder’s obligations under its Contract against such Shareholder’s rights to the Collateral pledged by it. If a Mexican bankruptcy court interferes with the Collateral Agent’s ability to effect such a close-out netting, such interference could have a material adverse effect on the rights of the holders under the terms of the Securities. In the event any Shareholder becomes subject to U.S. federal bankruptcy laws, delays may occur in enforcing the Collateral pledged by the insolvent Shareholder.

If an Insolvency Event in respect of any Shareholder occurs, the Contract to which such Shareholder is a party will accelerate automatically and the Collateral Agent will seek to net its obligation to return the Collateral pledged by the Shareholder to the Shareholder under the Collateral Agreement against the Shareholder’s obligations to the Trust under its Contract in compliance with articles 104 and 105 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) and article 176 of the Mexican Banking Law (Ley de Instituciones de Crédito). An Insolvency Event will occur, inter alia, upon filing of a voluntary or an involuntary petition or similar filing by the relevant Shareholder with a Mexican bankruptcy judge or initiation of any insolvency-related action under the Mexican Banking Law. The Shareholders are organized under Mexican law and substantially all their assets and operations are in Mexico. Consequently, it is highly likely that any insolvency proceedings with respect to any Shareholder will be conducted under the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) or the special provisions of the Mexican Banking Law (Ley de Instituciones de Crédito). The Mexican Bankruptcy Law does not provide for an automatic stay upon voluntary or involuntary insolvency filing or for issuance of any judicial order freezing debtor’s assets in connection with such filing. Under the Mexican Bankruptcy Law, the court will issue a declaration of concurso (or liquidation in case of a Mexican bank). After such declaration, the debtor may dispose of its assets only under limited circumstances and in the ordinary course of business. The length of time between the insolvency filing and the declaration varies and cannot be predicted but it may be as short as one or more weeks or as long as several months. The Trust has been advised by Mexican counsel that derivative financial instruments, such as the Contracts, should be automatically accelerated upon any Shareholder’s insolvency filing under the Mexican Bankruptcy Law and the Mexican Banking Law, and that a bankruptcy judge should not interfere with the close-out netting under the Contracts and related Collateral Agreements. Based on that advice, the Trust expects that any Contract with respect to which a voluntary or involuntary filing under the Mexican Bankruptcy Law or Mexican Banking Law is made will accelerate automatically and that the close-out netting of such Shareholder’s obligations under its Contract against its rights with respect to the Collateral will be effected as promptly as practicable thereafter. However, there are very few precedents of insolvency proceedings conducted under the Mexican Bankruptcy Law and the Mexican Banking Law that have involved close-out netting of derivative financial instruments, such as the Contracts. Consequently, there can be no assurance that a Mexican bankruptcy court in an actual insolvency proceeding with respect to any particular Shareholder will interpret the Mexican Bankruptcy Law or the Mexican Banking Law in a manner that allows for the close-out netting under the related Contract notwithstanding the insolvency proceedings with respect to such Shareholder. If the Mexican bankruptcy court issues an order preventing the Collateral Agent from effecting the close-out netting, such an order could have a material adverse effect on the ability of the holders to receive Exchange Property pursuant to the terms of the Securities. However, the Trust has been advised by Mexican counsel that the risk of such an order being issued is remote. In addition, even if it is issued by a Mexican bankruptcy court, such order will have no effect on the Trust’s security interest in the Collateral or the priority thereof, which has been established in compliance with the UCC.

In the event any Shareholder becomes a debtor in a proceeding under Title 11 of the United States Code (the “U.S. Bankruptcy Code”) (including a reorganization proceeding under chapter 11 or an ancillary proceeding under chapter 15), delays may occur in enforcing remedies against the Collateral pledged by the insolvent Shareholder because of specific provisions of the U.S. Bankruptcy Code or general principles of equity or comity. The Trust believes that in the event of such a proceeding under the U.S. Bankruptcy Code with respect to a Shareholder, the “safe harbor” provisions under the U.S. Bankruptcy Code, which would permit the exercise of remedies against the Collateral, are likely to be applicable in such proceeding. However, there can be no assurance that such “safe harbor” protection will be applicable in such proceeding, and such proceeding may have a material adverse effect on the ability of the holders to receive Exchange Property or other amounts or assets to which they are entitled.

Exchange of the Securities at the Make-Whole Exchange Property Rate or the Maximum Exchange Rate could be considered unenforceable as a penalty.

If a Special Acceleration or Optional Acceleration occurs, the number of Shares and/or other Exchange Property deliverable to each Security holder with respect to such Special Acceleration or Optional Acceleration will be determined based on the Make-Whole Exchange Property Rate. If an Event of Default occurs with respect to one or more Shareholders, each such Shareholder’s Contract will be accelerated at the Maximum Exchange Rate. In either case, delivery of any Exchange Property at the Make-Whole Exchange Property Rate or Maximum Exchange Rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

ITEM 9. MANAGEMENT.

The Trustees

The Trust is internally managed by three Trustees. One of the Trustees has been designated as the Trust’s Managing Trustee. The Trustees are responsible for the Trust’s general management and operations. However, the Trustees do not have the power to vary the investments held by the Trust. The Shareholders have paid each Trustee, on behalf of the Trust, a one-time, up-front fee to cover the Trustees’ annual fees and anticipated out-of-pocket expenses.

Mark F. Ferraris, as the Trust’s settlor and the initial holder of the Trust’s Securities, has elected three individuals to serve as the Trustees. Their names, ages, addresses, titles and principal occupations during the past five years and their compensation are as follows:

Name, Age and Address	Title	Principal Occupation During Past Five Years	Compensation (per Year)
Donald J. Puglisi, 72 850 Library Avenue, Suite 204 Newark, Delaware 19711	Managing Trustee	Managing Director, Puglisi & Associates	$16,000
William R. Latham III, 73 850 Library Avenue, Suite 204 Newark, Delaware 19711	Trustee	Associate Professor of Economics, University of Delaware	$6,000
James B. O’Neill, 78 850 Library Avenue, Suite 204 Newark, Delaware 19711	Trustee	Professor of Economics, University of Delaware	$6,000

None of the Trustees is an “interested person” of the Trust as defined in the Investment Company Act. Furthermore, none of the Trustees is a director, officer or employee of any Initial Purchaser or of the Trust’s Administrator, or of any affiliate of any Initial Purchaser or the Trust’s Administrator. Each of the Trustees serves as a trustee of other similar trusts, but none of the Trustees receives any compensation for serving as a trustee or director of any other affiliated investment company.

Other Service Providers

Administrator

The Trust’s day-to-day affairs are managed by U.S. Bank National Association, as Administrator under an administration agreement with the Trust, or the “Administration

Agreement.” Under the Administration Agreement, the Trustees have delegated most of their operational duties to the Administrator of the Trust, including, without limitation, the duties to:

•	receive and pay invoices for expenses incurred by the Trust (including any taxes);

•	with the approval of the Trustees, engage legal and other professional advisors (other than the independent public accountants for the Trust);

•	instruct the Trust’s Paying Agent to pay the distributions on the Securities;

•	prepare, mail, file and publish all notices, proxies, reports, tax returns and other documents for the Trust, or direct the Trust’s Paying Agent to do so, and keep the Trust’s books and records;

•	select and engage an independent investment banking firm (after consultation with the Shareholders, as applicable), when the Trust is required to do so under the Contracts;

•	at the direction of the Trustees, institute and prosecute legal and other appropriate proceedings to enforce the Trust’s rights and remedies, but the Administrator is required to do so only if it receives any indemnity that it requests;

•	make all necessary arrangements for meetings of the Trustees and any meetings of holders; and

•	provide sub-certifications to the Trustees as reasonably requested by the Trustees to meet their certification requirements to the SEC.

The Administrator is not authorized to select the independent public accountants for the Trust. The Administrator also may not sell any of the Trust’s assets, or permit any other agent of the Trust to do so, except when a Contract requires the Trust to make a delivery, when the Trust is required to sell stripped U.S. Treasury securities in connection with the acceleration of any Contract, to sell fractional Shares (or other securities or items of property included in the Exchange Property Units) when the Collateral Agreements securing the Contracts require the Trust to sell Collateral posted by the Shareholders, and when the Trust terminates.

Custodian

The Trust’s assets are held by U.S. Bank National Association as the Trust’s custodian, or the “Custodian,” under a custodian agreement with the Trust, referred to herein as the “Custodian Agreement.”

Collateral Agent

U.S. Bank National Association serves as collateral agent, or the “Collateral Agent,” under the collateral agreements, each of which is among (i) the Collateral Agent, (ii) the Trust and (iii) Inversora Carso, Control Empresarial or Banco Inbursa, as applicable (each, a “Collateral Agreement” and collectively, the “Collateral Agreements”). The Collateral Agent

has a security interest in the Shares and/or other Exchange Property and U.S. Government obligations or other assets pledged by the Shareholders under the Collateral Agreements, which security interest has been perfected in respect of the Shares, U.S. Government obligations and all Exchange Property a security interest in which may be perfected through control, delivery or similar measures. Upon an Event of Default in respect of one or more Shareholders, the Collateral Agent will (A) foreclose on the Collateral posted by such Shareholder(s) and either deliver it or pay the net proceeds of its sale to the Custodian for distribution to the holders of the Securities, and/or (B) transfer the Collateral pledged by such Shareholder(s) and net its return obligation against such Shareholder(s)’ delivery obligation.

Paying Agent

U.S. Bank National Association serves as the transfer agent, registrar and paying agent, or the “Paying Agent,” for the Securities under a paying agent agreement with the Trust, referred to herein as the “Paying Agent Agreement.”

Other Information Concerning the Trust’s Agents

The Administrator, the Custodian and the Paying Agent each have the right to resign at any time on 60 days’ notice to the Trust. The Trustees have the right to remove any of these agents of the Trust at any time on 60 days’ notice or immediately if the agent defaults under the applicable agreement or violates the Investment Company Act, suffers a bankruptcy, merges without the Trust’s consent, or under several other circumstances. The Collateral Agent has the right to resign as Collateral Agent under any Collateral Agreement at any time on 30 days’ notice to the applicable Shareholder and the Trust. The Trustees have the right to remove the Collateral Agent at any time. In order to ensure that all the agents of the Trust are the same financial institution or affiliated financial institutions, if any of these agents resigns or is removed, the appointment of each of the other agents will automatically terminate. However, no resignation or removal of any of these agents will be effective until a successor is appointed. If any of these agents resigns or is removed, the Trustees will be required to appoint a successor with the qualifications specified in the Trust Agreement.

Except for its roles as Administrator, Custodian, Collateral Agent and Paying Agent, U.S. Bank National Association has no other affiliation with, and is not engaged in any other transactions with, the Trust.

Expenses of the Trust

At the closing of the offering of the Securities, the Shareholders paid to the Administrator, the Custodian, the Collateral Agent and the Paying Agent a one-time, up-front payment of $465,000 to cover their fees. The Shareholders also paid the Administrator a one-time, up-front payment of $345,000 to cover the Administrator’s anticipated expenses pursuant to the Administration Agreement and any expenses of the Trust over the term of the Trust. The anticipated expenses to be paid by the Administrator out of this amount include, among other things:

•	expenses for legal and independent accountants’ services;

•	costs of printing certificates for the Securities and holder reports;

•	expenses for tax filings;

•	costs of valuing the Trust’s assets; and

•	cost of obtaining fidelity bond coverage in respect of the assets of the Trust.

The amount that the Shareholders paid to the Administrator to cover anticipated ongoing expenses was determined based on estimates made in good faith on the basis of information currently available to the Trust, including estimates furnished by the Trust’s agents. It is possible, however, that the actual operating expenses of the Trust will be more than this amount. The Shareholders have agreed, severally and not jointly, to pay any excess expenses (other than taxes) beyond this amount. If a Shareholder does not pay any of these expenses and the Trust is unable to enforce its contractual right to have such Shareholder pay such expenses, the expenses will be payable by the Trust, which will reduce the amount available to distribute to holders.

The Shareholders have also agreed, severally and not jointly, to reimburse the Trust for any amounts it may pay as indemnification to the Trust’s Administrator, Custodian, Paying Agent or any Trustee. If the Trust pays such an indemnification, a Shareholder does not satisfy its reimbursement obligation and the Trust is unable to enforce its contractual right to reimbursement against such Shareholder, the amount available to distribute to holders will be reduced.

In addition, the Shareholders have paid the costs of organizing the Trust and the estimated costs of the Trust in connection with the initial offering of the Securities and registration of the Trust in the combined amount of $300,000.

At the closing of the offering of the Securities, the Shareholders also paid the Administrator a one-time, aggregate up-front fee of $345,000 to cover the Trustees’ aggregate annual fees and anticipated ongoing expenses of the Trust during its term.

Trust Termination

The Trust will terminate automatically ten Business Days after the Final Exchange Date. However, if all Contracts are accelerated in full pursuant to an Acceleration upon Event of Default or otherwise, then the Trust will terminate ten Business Days after the Shares and/or other Exchange Property required to be delivered under the Contracts are delivered. If the Trust terminates before all the scheduled distributions on the Securities have been paid, the Trust’s Administrator will sell any stripped U.S. Treasury securities then held in the Trust and distribute the net proceeds pro rata to the holders of the Securities, together with the Shares and/or other Exchange Property delivered under the Contracts and/or the Collateral Agreements, as applicable.

Valuation for Investment Company Act Purposes

In calculating the Trust’s net asset value as required by the Investment Company Act, the Trust Agreement provides that (1) the stripped U.S. Treasury securities held by the Trust are valued at the mean between the last current bid and asked prices or, if quotations are not available, as determined in good faith by the Trustees, and (2) the Contracts are valued in a manner that is consistent with the requirements of the Investment Company Act and the rules and regulations promulgated thereunder. Towards this objective, the Trustees have selected an independent valuation firm, with expertise in valuing financial instruments similar to the Contracts, to determine the fair value of the Contracts.

In determining the fair value of the Contracts, the valuation firm applies the principles and approach set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures (“ASC Topic 820”). Consistent with this standard, the valuation firm uses a discounted cash flow analysis, in conjunction with a Monte Carlo model that simulates potential future payouts under the Contracts. The inputs (assumptions) used in designing the model and conducting the analysis were determined in accordance with the three-tier hierarchy approach for prioritizing inputs set forth in ASC Topic 820.

ITEM 10. CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1. CAPITAL STOCK.

The Trust is authorized to issue only the Securities. Each Security represents an equal proportional interest in the Trust, and an aggregate number of 2,875,001 Securities has been issued (which includes an aggregate number of 375,000 Securities issued upon exercise of the Initial Purchasers’ option to purchase additional Securities in full). The Securities have no preemptive, redemption or conversion rights. The Securities are fully paid and non-assessable by the Trust. The only securities that the Trust is authorized to issue are the Securities and those sold to the Trust’s settlor.

A member of the applicable Shareholder Purchase Group may from time to time purchase Securities in open market purchases or negotiated transactions without giving prior notice to holders, subject to compliance with applicable laws. In the event of such purchases, the relevant Shareholder shall deliver the purchased Securities to the Trust for cancellation within two Trading Days following the date of purchase. The Trust shall promptly notify holders of the Securities of the cancellation and issue a press release or post the relevant information on a publicly available website upon cancellation of such Trust Securities.

Distributions

Amount and Timing

The Trust intends to distribute to holders on a quarterly basis an amount per Security equal to $1.0951 on March 1, 2018 and $1.2969 on each quarterly Distribution Date thereafter. This amount equals the pro rata portion of the fixed quarterly cash distributions from the proceeds of the maturing stripped U.S. Treasury securities held by the Trust. Distributions will then be made on the Distribution Dates each year to holders of record at the close of business on the preceding Business Day, commencing on March 1, 2018 to and including the Exchange Date (or an earlier date pursuant to the Optional Acceleration or if all of the Contracts are accelerated in full pursuant to one or more Special Accelerations or Accelerations upon Event of Default).

However, if the Trust is required to make a distribution on a day that is not a Business Day, the Trust will pay that distribution on the next Business Day instead. Part of each distribution will be treated as a tax-free return of the holder’s investment. The Trust or its agents will withhold and backup withhold any tax required by law.

Upon termination of the Trust before all of the scheduled distributions on the Securities have been paid, each holder will receive its proportionate share of any net proceeds remaining from the sale of any stripped U.S. Treasury securities then held by the Trust, together with the Shares, cash or other Exchange Property delivered under the Contracts and/or the Collateral Agreements, as applicable.

Quarterly distributions on the Securities will consist solely of the cash received from the stripped U.S. Treasury securities. The Trust will not be entitled to any dividends that may be declared on the Shares except that the Trust will be entitled to receive any Excess Cash Dividend Amount in respect of an applicable Excess Cash Dividend. However, the holders will have the right to receive their pro rata portion of any Excess Cash Dividend Amounts received by the Trust.

In addition, in the event of an acceleration of a Contract (or a portion thereof) due to an Acceleration upon Event of Default or upon any Special Acceleration, the Custodian will sell a quantity of each series of stripped U.S. Treasury securities then held by the Trust equal to the product of (i) the Contract’s Relative Percentage, (ii)(A) in the event of an Acceleration upon Event of Default, 100% and (B) in the event of a Special Acceleration, the Contract’s Non-Marketable Securities Percentage and (iii) the aggregate quantity of such series of stripped U.S. Treasury securities then held by the Trust as described under “—Special Acceleration—Treatment of Stripped U.S. Treasury Securities Upon Special Acceleration” and “—Partial Acceleration—Treatment of Stripped U.S. Treasury Securities Upon Partial Acceleration,” as applicable, and distribute the net proceeds of such sale pro rata to the holders of the Securities then outstanding. Such pro rata sale and distribution will reduce pro rata the quarterly distributions payable on the Securities. If each of the Contracts is accelerated in whole (whether due to Events of Default, Optional Acceleration or a Special Acceleration with a Non-Marketable Securities Percentage of 100%), then all of the stripped U.S. Treasury securities then held in the Trust will be sold by the Custodian and the net proceeds of that sale will be distributed pro rata to the holders of the Securities then outstanding, together with other amounts distributed upon acceleration.

The Trust does not permit the reinvestment of distributions.

Allocation of Proceeds

Upon a holder’s written request to U.S. Bank National Association, U.S. Bank National Association, Global Corporate Trust Services, 101 North First Avenue, Suite 1600, Phoenix, AZ 85003, Telecopier No. (602) 257-5433, Attention: 2017 Mandatory Exchangeable Trust, a representative of the Administrator will (no later than twenty days after receiving the request) make available to such holder information regarding the amount that the Trust paid for each Contract and each stripped U.S. Treasury security.

Voting

Holders are entitled to a full vote for each Security held on all matters to be voted on by holders and are not able to cumulate their votes in the election of Trustees, except that the Trust Agreement requires that any investment companies, including any investor that is relying on the exception from the definition of “investment company” provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, and any company controlled by such a company, to the extent it owns Securities in excess of the limits imposed by Sections 12(d)(1)(A) and 12(d)(1)(C), to vote or automatically be deemed to vote, its Securities in proportion to the votes of all other holders. The Trustees have been selected initially by Mark F. Ferraris, as the Trust’s settlor and sole initial shareholder. The Trust does not intend to hold annual shareholder meetings. The Trustees may call special meetings of holders for action by holder vote as may be required by either the Investment Company Act or the Trust Agreement. The holders have the right, upon the declaration in writing or vote of more than two-thirds of the total number of Securities outstanding, to remove a Trustee. The Trustees will call a meeting of holders to vote on the removal of a Trustee upon the written request of the holders of record of at least 10% of the total number of Securities outstanding or to vote on other matters upon the written request of the holders of record of more than 50% of the total number of Securities outstanding (unless substantially the same matter was voted on during the previous 12 months). The Trustees will establish, and notify the holders in writing of, the record date for each such meeting. The record date must be not less than ten nor more than 50 days before the meeting date. Holders at the close of business on the record date will be entitled to vote at the meeting. The Trust will also assist in communications with other holders as required by the Investment Company Act.

Voting and consensual rights with respect to the Trust available to or in favor of holders or owners of Securities may be exercised only by a United States person that is a beneficial owner of a Security or by a United States person acting as irrevocable agent with discretionary powers for the beneficial owner of a Security that is not a United States person. Holders that are not United States persons must irrevocably appoint a United States person with discretionary powers to act as their agent with respect to such voting and consensual rights. For this purpose, a United States person is any person treated as a United States person as defined in section 7701(a)(30) of the Code.

Except as otherwise specified in the Trust Agreement or in any provision of the Investment Company Act and the rules and regulations thereunder, any action may be taken by vote of holders of a majority of the Trust’s outstanding Securities present in person or by proxy if holders of a majority of the Trust’s outstanding Securities on the record date are so represented.

Book-Entry Procedures

The Global Securities

The Securities are available currently only in book-entry form. The Securities were issued in the form of one or more global securities (the “Global Securities”) bearing the legend described under “Transfer Restrictions and Notice to Investors”. The Global Securities have been deposited with the custodian for DTC and registered in the name of Cede as nominee of DTC. DTC may be treated by the Trust and any agent of the Trust or the Trustees as the holder of Global Securities for all purposes whatsoever.

The registered owner of the relevant Global Security is the only person entitled to receive payments in respect of the Securities represented thereby, and the Trust will be discharged by payment to, or to the order of, the registered owner of such Global Security in respect of each amount so paid. No person other than the registered owner of the relevant Global Security will have any claim against the Trust in respect of any payment due on that Global Security.

Except in the limited circumstances described below, owners of beneficial interests in the Global Securities are not entitled to have Securities registered in their names, have not received or are not entitled to receive definitive physical Securities, and are not considered “holders” of Securities under the Trust Agreement or the Securities. If DTC notifies the Trust that it is unwilling or unable to continue as depositary for any Global Securities or ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary or custodian is not appointed by the Trust within 90 days after receiving such notice, the Trust will issue, or cause to be issued, Securities in the form of definitive physical certificates in registered form for U.S. federal income tax purposes in exchange for the applicable Global Securities to the beneficial owners of such Global Securities in the manner set forth in the Trust Agreement. In the event that definitive physical certificates are not so issued by the Trust to such beneficial owners of interests in Global Securities, the Trust expressly acknowledges that such beneficial owners shall be entitled to pursue any remedy that the holders of a Global Security would be entitled to pursue in accordance with the Trust Agreement (but only to the extent of such beneficial owner’s interest in the Global Security) as if definitive physical Securities had been issued; provided that the Trust shall be entitled to receive and rely upon any certificate of ownership provided by such beneficial owners and/or other forms of reasonable evidence of such ownership as it may require. In the event that definitive physical Securities are issued in exchange for Global Securities as described above, the applicable Global Security will be surrendered to the Trust by DTC and the Trust will execute and deliver an equal aggregate outstanding amount of definitive physical Securities.

The Securities are subject to certain restrictions on transfer set forth in the Trust Agreement and described herein. The Securities bear the restrictive legend described herein under “Transfer Restrictions and Notice to Investors.”

The Trust will use its reasonable best efforts to have an unrestricted CUSIP number assigned to the Securities as of the 366th day after the last date of original issuance of the Securities.

Book-Entry Procedures for the Global Securities

All interests in the Global Securities are subject to the operations and procedures of DTC. The following summary of those operations and procedures is provided solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither the Trust nor the Initial Purchasers are responsible for those operations or procedures.

DTC has advised the Trust as follows:

•	With respect to any distributions on a global security, DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds with payments in amounts proportionate to their respective beneficial interests in the global security as shown on DTC’s records. Payments by these participants to the beneficial owners of the Securities are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and these payments are the responsibility of each participant and not of DTC, the Paying Agent, or the Trust, subject to applicable statutory or regulatory requirements.

•	Purchases of interests in a global security must be made by or through direct participants, who receive a credit for their interests on DTC’s records. An ownership interest in a global security is in turn to be recorded on the direct and indirect participants’ records. A person who acquires a beneficial ownership in a global security does not receive a written confirmation from DTC of its purchase. The purchaser should receive written confirmations providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the person entered into the transaction. Transfers of ownership interests in a global security are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of the beneficial owners.

•	Neither DTC nor Cede (nor any other DTC nominee) will consent or vote with respect to the Securities unless authorized by a direct participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC will mail an omnibus proxy to the Trust as soon as possible after the record date for any action by the holders of Securities. The omnibus proxy assigns Cede’s consenting or voting rights to those direct participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

•	DTC will take any action permitted to be taken by a holder of a Security (including the presentation of the Security for exchange) only at the direction of one or more participants to whose account with DTC interests in the global security are credited and only in respect of that portion of the principal amount of the global security as to which that participant has, or those participants have, given direction.

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, also referred to as “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic computerized book-entry transfers and pledges between direct participants’ accounts.

•	Direct participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to other entities such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the Initial Purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Security, that nominee will be considered the sole owner or holder of the Securities represented by that Global Security for all purposes under the Trust Agreement. Except as provided below, owners of beneficial interests in a Global Security:

•	are not entitled to have Securities represented by the Global Security registered in their names;

•	do not receive and are not entitled to receive physical, certificated Securities; and

•	are not considered the owners or holders of the Securities under the Trust Agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the Trust under this Agreement.

As a result, each investor who owns a beneficial interest in a Global Security must rely on the procedures of DTC to exercise any rights of a holder of Securities under the Trust Agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments with respect to the Securities represented by a Global Security will be made by the Administrator to DTC’s nominee as the registered holder of the Global Security. Neither the Trust nor the Trustees will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

The Trust has provided the descriptions of the operations and procedures of DTC in this registration statement solely as a matter of convenience. These operations and procedures are solely within the control of DTC, and are subject to change by it from time to time. Neither the Trust nor the Initial Purchasers take any responsibility for these operations or procedures.

Neither the Trust nor the Initial Purchasers have any responsibility or liability for any aspect of the records of DTC, or any of its participants, relating to beneficial interests in any global securities, including for distributions with respect to any global security. Neither the Trust nor the Initial Purchasers are responsible for maintaining, supervising or reviewing any of those records.

The information in this section concerning DTC, and its book-entry systems, has been obtained from sources that the Trust believes to be reliable, but the Trust takes no responsibility for the accuracy thereof.

Investment Restrictions and Notice to Investors

The Securities are offered only to “qualified institutional buyers” (as defined in Rule 144A) in compliance with Rule 144A. Any term used in this section that is defined in Rule 144A, but that is not defined herein, has the meaning assigned to it in Rule 144A.

Each purchaser of the Securities offered hereby would be deemed to have acknowledged, represented and agreed as follows:

(i) You (i) are a qualified institutional buyer, (ii) are aware that the sale to you of the Securities is being made in reliance on Rule 144A and (iii) are acquiring such Securities for your own account or for the account of a qualified institutional buyer, as the case may be.

(ii) You understand that the Securities have not been registered under the Securities Act and may not be reoffered, resold, pledged or otherwise transferred except (A) (i) to a person who you reasonably believe is a qualified institutional buyer acquiring for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A or (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) and (B) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

(iii) You are not an “affiliate” (within the meaning of Rule 144) of the Company or the Trust and have not been an “affiliate” (within the meaning of Rule 144) of the Company or the Trust at any time during the immediately preceding three months.

(iv) Either (A) you are not a Plan Investor and no portion of the assets used by you to acquire or hold the Securities constitutes “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of an employee benefit plan or arrangement subject to Section 406 of ERISA, Section 4975 of the Code, or any Similar Law, or (B) the acquisition, holding , exchange and disposition of the Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Law.

Further, if you are an ERISA Plan, you would be deemed to have represented and warranted that (1) none of the Transaction Parties has acted as your fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to your decision to acquire and hold the Securities, and none of the Transaction Parties shall at any time be relied upon as your fiduciary with respect to any decision to acquire, continue to hold or transfer the Securities, and (2) the decision to purchase the Securities has been made by your duly authorized fiduciary that (i) is independent (as that term is used in 29 C.F.R. 2510.3-21(c)(1)) of the Transaction Parties and there is no financial interest, ownership interest, or other relationship, agreement or understanding or otherwise that would limit its ability to carry out its fiduciary responsibility to you; (ii) is a bank, insurance carrier, registered investment adviser, a registered broker-dealer, or an independent fiduciary that holds, or has under management or control, total assets of at least $50 million (in each case, as specified in 29 C.F.R. 2510.3-21(c)(1)(i)(A)-(E)); (iii) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including, without limitation, with respect to the decision to invest in the Securities); (iv) has been fairly informed that the Transaction Parties have not undertaken and will not undertake to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchase, holding and disposition of the Securities; (v) has been fairly informed that the Transaction Parties have financial interests in your purchase, holding and disposition of the Securities, which interests may conflict with your interests, as more fully described in this offering circular; (vi) is a fiduciary under ERISA or the Code, or both, with respect to the decision to purchase, hold and dispose of the Securities and is responsible for exercising (and has exercised) independent judgment in evaluating whether to invest your assets in the Securities; and (vii) is not paying any Transaction Party, any fee or other compensation directly for the provision of investment advice (as opposed to other services) in connection your purchase, holding and disposition of the Securities.

(v) The Securities bear a legend to the following effect, unless the Trust determines otherwise in compliance with applicable law:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(I) TO A PERSON WHO THE SELLER

REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE NEW YORK TIMES COMPANY OR THE 2017 MANDATORY EXCHANGEABLE TRUST, OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE NEW YORK TIMES COMPANY OR THE 2017 MANDATORY EXCHANGEABLE TRUST DURING THE IMMEDIATELY PRECEDING THREE MONTHS, MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN AND ANY ACQUISITION OF THE SECURITIES EVIDENCED HEREBY BY SUCH AN AFFILIATE OR PERSON SHALL BE NULL AND VOID AB INITIO; PROVIDED THAT THE SECURITIES MAY BE ACQUIRED BY ANY OF (A) INVERSORA CARSO, S.A. DE C.V. (MEXICO) (“INVERSORA CARSO”) OR CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V. (MEXICO) (“CONTROL EMPRESARIAL”), OR ANY DIRECT OR INDIRECT WHOLLY-OWNED SUBSIDIARY OF EITHER OF THE FOREGOING OR (B) BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA (“BANCO INBURSA”) OR ANY PERSON OR ENTITY OF WHICH BANCO INBURSA IS A DIRECT OR INDIRECT WHOLLY-OWNED SUBSIDIARY AND ANY PERSON OR ENTITY THAT IS A DIRECT OR INDIRECT WHOLLY-OWNED SUBSIDIARY OF BANCO INBURSA, SO LONG AS INVERSORA CARSO, CONTROL EMPRESARIAL OR BANCO INBURSA, AS APPLICABLE, SUBMITS THEM TO THE 2017 MANDATORY EXCHANGEABLE TRUST WITHIN TWO TRADING DAYS.

BY ITS ACQUISITION HEREOF, OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER REPRESENTS THAT IT IS PERMITTED TO ACQUIRE SUCH AN INTEREST AS SET FORTH IN THIS LEGEND AND AGREES TO COMPLY WITH THE FOREGOING RESTRICTIONS.

The Trust would use its reasonable best efforts to have an unrestricted CUSIP number assigned to the Securities as of the 366th day after the last date of original issuance of the Securities.

The Securities are available initially only in book-entry form. The Securities have been issued in the form of one or more global securities bearing the legends set forth above.

Each purchaser of the Securities offered hereby acknowledges that the Trust, the Shareholders, the Initial Purchasers and others would rely upon the truth and accuracy of the above acknowledgments, representations and agreements. Each such purchaser agrees that if any of the acknowledgments, representations or agreements such purchaser is deemed to have made by its purchase of any Securities is no longer accurate, such purchaser would promptly notify the Trust, the Shareholders and the Initial Purchasers. If such purchaser is purchasing any Securities as a fiduciary or agent for one or more investor accounts, such purchaser represents that it has sole investment discretion with respect to each of those accounts and that it has full power to make the above acknowledgments, representations and agreements on behalf of each account.

ITEM 10.2. LONG-TERM DEBT.

Not applicable.

ITEM 10.3. GENERAL.

Not applicable.

ITEM 10.4. TAXES.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a Security. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary addresses only beneficial owners of Securities that hold Securities as capital assets and that purchased the Securities pursuant to the offering. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that hold Securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, nonresident alien individuals present in the United States for more than 182 days in a taxable year, any person that is, or becomes (including as a result of an investment in the Securities) the beneficial owner of 5% or more of the fair market value of the Shares or the Securities, persons subject to the alternative minimum tax, U.S. expatriates or persons that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences of investing in and holding Securities, and does not address consequences arising under state, local, foreign tax laws or the Medicare tax on net investment income. This summary does not address the tax consequences of holding Shares or other Exchange Property. A purchaser of Securities should consult its own tax advisors concerning the consequences of investing in and holding Shares or other Exchange Property.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms substantially the same as the Securities. The Trust intends to treat a Security for U.S. federal income tax purposes as a beneficial interest in a trust that holds “stripped” U.S. Treasury securities and Contracts, and to report income on the Securities to the Internal Revenue Service (the “IRS”) in accordance with this treatment. Under this approach, the tax consequences of holding a Security will be as described below. However, investors in the Securities should be aware that the Trust has not sought a ruling from the IRS with respect to the federal income tax consequences of an investment in the Securities, and it is possible that the IRS might take a different view as to the proper characterization of the Securities and of the tax consequences to a holder thereof.

As used herein, a “U.S. holder” is a beneficial owner of a Security that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the Security. A “Non-U.S. holder” is a beneficial owner of a Security that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. holder.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER U.S. FEDERAL INCOME TAX RULES AND THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Tax Status of the Trust

The Trust is treated as a grantor trust for U.S. federal income tax purposes and the rest of this disclosure assumes such treatment will be respected. Under the rules applicable to grantor trusts, each holder is considered the owner of its pro rata portions of the stripped U.S. Treasury securities and the Contracts held by the Trust. Income received by the Trust is treated as income of the holder in the manner set forth below. By purchasing the Securities, each holder agrees to treat the Trust as described above and the Securities and the Contracts as described herein, unless otherwise required by law.

Tax Consequences to U.S. Holders

Tax Basis in the Stripped U.S. Treasury Securities and the Contracts

Each U.S. holder is considered the owner of its pro rata portion of the stripped U.S. Treasury securities and each Contract purchased by the Trust. The cost to a U.S. holder of its Securities is allocated among the U.S. holder’s pro rata portion of the stripped U.S. Treasury securities and the Contracts, in proportion to the fair market values thereof on the date on which the U.S. holder acquired its Securities, in order to determine the U.S. holder’s initial tax bases in the stripped U.S. Treasury securities and the Contracts.

Upon a holder’s written request to U.S. Bank National Association, Global Corporate Trust Services, 101 North First Avenue, Suite 1600, Phoenix, AZ 85003, Telecopier No. (602) 257-5433, Attention: 2017 Mandatory Exchangeable Trust, a representative of the Administrator will (no later than twenty days after receiving the request) make available to the holder information regarding the amount that the Trust paid for each Contract and each stripped U.S. Treasury security, and information about the amount of OID (as defined below) for each taxable year that a U.S. holder that acquired the Securities at original issuance is required to accrue with respect to a Security.

Accrual of Income on the Stripped U.S. Treasury Securities

A U.S. holder is required to treat its pro rata portion of each stripped U.S. Treasury security in the Trust as a debt instrument that was originally issued on the date that the U.S. holder purchased its Securities. Except as described below, the U.S. holder also is required to treat each U.S. Treasury security as issued with original issue discount (“OID”) equal to the excess of the U.S. holder’s pro rata portion of the amounts payable on such stripped U.S. Treasury security over the U.S. holder’s tax basis therein as discussed above. As described below, a U.S. holder is required to include OID in income over the life of the stripped U.S. Treasury securities. The payment of quarterly cash distributions to U.S. holders will not give rise to additional income. Consequently, a substantial portion of each quarterly cash distribution to a U.S. holder will represent a tax-free return of the U.S. holder’s investment in the stripped U.S. Treasury securities.

A U.S. holder is required to include OID in income with respect to each U.S. Treasury security held by the Trust for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method, prior to the receipt of cash attributable to such income, regardless of whether the U.S. holder is on the cash or accrual method of tax accounting.

If a stripped U.S. Treasury security has a remaining term of one year or less when it is acquired by the Trust, the excess of the amount payable under the stripped U.S. Treasury security over the purchase price for the stripped U.S. Treasury security is treated as “acquisition discount” rather than as OID. Although the Trust is unable to predict with any certainty whether 20% or more of the Securities will be held by accrual method taxpayers and certain other U.S. holders during a specified testing period, if in fact this is the case, acquisition discount on any short-term stripped U.S. Treasury security held by the Trust also will be required to be included in income by all U.S. holders as it accrues. The discussion herein assumes that 20% or more of the Securities is held by such taxpayers as long as the Securities are outstanding. Unless a U.S. holder elects to accrue the acquisition discount on a short-term stripped U.S. Treasury security according to a constant yield method based on daily compounding, that acquisition discount will be accrued on a straight-line basis. The Trust will report interest on short-term stripped U.S. Treasury securities as accruing on a straight-line basis.

A U.S. holder’s tax basis in a stripped U.S. Treasury security will be increased by the amount of any OID or acquisition discount included in income by the U.S. holder with respect to the stripped U.S. Treasury security and decreased by its pro rata share of the cash received by the Trust in respect of that security.

Current Distributions in Respect of Excess Cash Dividend Amounts

In addition to quarterly distributions in respect of stripped U.S. Treasury securities, the Trust may receive on a current basis Excess Cash Dividend Amounts, which the Trust would in turn distribute to Security holders on a quarterly basis. There is no direct authority addressing the treatment of such payments for U.S. federal income tax purposes. The payments (including additional amounts made available to the Trust for certain taxes that may apply with respect to such payments) may constitute taxable ordinary income to a U.S. holder when received or accrued by the Trust, in accordance with the U.S. holder’s regular method of tax accounting, and will be reported as taxable ordinary income at the time that they are received by the Trust.

U.S. holders should consult their own tax advisors concerning the treatment of these payments, including the possibility that they may be treated differently as described above, for example, as an adjustment to purchase price for the Securities, rather than being includible in income on a current basis.

Treatment of the Contracts

The Trust believes that the Contracts should be treated for federal income tax purposes as prepaid forward contracts for the purchase of a variable number of Shares (and this discussion so assumes except where otherwise stated). Each U.S. holder should be treated as having entered into a pro rata portion of each Contract and, on the Exchange Date, as having received a pro rata portion of the Shares, cash, other Exchange Property or a combination thereof delivered to the Trust.

A U.S. holder should not recognize income, gain or loss upon entry into a Contract and generally should not be required to include any amounts in income in respect of a Contract prior to the termination of a Contract or sale of its Securities. However, see the discussion herein under “—Adjustment to the Exchange Amount.”

It is possible that the IRS may contend that a Security should be characterized for federal income tax purposes in a manner different from the approach described above. For example, the IRS might treat a Contract as providing for payments equal to the periodic cash distributions paid on the Securities. In that case, the periodic cash distributions made by the Trust to holders would be taxable income in full to U.S. holders. Alternatively, the IRS could assert that the Contracts should be treated as a purchase by the Trust of the underlying Shares at the time that the Trust entered into the Contracts, in which case a U.S. holder generally would include its pro rata share of any distribution received on the Shares in gross income when received by the Collateral Agent.

Delivery and Distribution of Shares

Subject to the discussion herein under “—Adjustment to the Exchange Amount,” neither the delivery of Shares to the Trust pursuant to a Contract nor the distribution of Shares to U.S. holders should be taxable to U.S. holders. A U.S. holder will have taxable gain or loss (which will be short-term capital gain or loss) upon receipt of cash in lieu of fractional Shares, in an amount equal to the difference between the cash received and the portion of its basis in the Contracts allocable to fractional shares (based on the relative number of fractional Shares and full Shares delivered to the U.S. holder under the Contract). A U.S. holder’s aggregate basis in the Shares will be equal to its aggregate basis in its pro rata portion of the Contracts (as described herein under “—Tax Basis in the Stripped U.S. Treasury Securities and the Contracts”), less the portion of that basis allocable to any fractional Shares for which cash is received. The holding period for the Shares should begin on the day after they are acquired by the Trust.

Early Acceleration

The U.S. tax consequences of the delivery of Shares to the Trust and the distribution of Shares to U.S. holders upon acceleration of a Contract should be as described herein under “—Delivery and Distribution of Shares”. In the event that one or more Contracts are accelerated and one or more Contracts remain outstanding, the U.S. federal income tax consequences of the acceleration will be determined solely by reference to the accelerated Contract(s). Consequently, the portion of the U.S. holder’s basis allocable to the accelerated Contract(s) will be treated as described above, and the remaining portion of the U.S. Holder’s basis will continue to be allocable to the outstanding Contract(s).

If, upon acceleration of a Contract, the Administrator sells a proportionate amount of the stripped U.S. Treasury securities held by the Trust, a U.S. holder will be treated as having sold its pro rata portion of the stripped U.S. Treasury securities that are sold. As a result, the U.S. holder will recognize capital gain or loss equal to the difference between the holder’s pro rata portion of the amount of the sales proceeds received by the Trust and the holder’s adjusted tax basis in its pro rata portion of the stripped U.S. Treasury securities that are sold. The distribution of the proceeds of the sale of the stripped U.S. Treasury securities to U.S. holders will not be separately taxable to a U.S. holder.

Adjustment to the Exchange Amount

If there is an adjustment to the Exchange Property upon the occurrence of a Reorganization Event or a Dilution Event, it is possible that a U.S. holder could, depending on the nature of the adjustment, recognize income as a result of the adjustment, either at the time of the adjustment or upon delivery of the Exchange Property (other than Shares) to the Trust. For example, it is possible that a U.S. holder could recognize gain in respect of its pro rata share of the Trust’s built-in gain in a Contract (if any) upon a Reorganization Event that changes all or a portion of the Exchange Securities that are the subject to the Contract.

Sale of the Securities

Upon a sale of all or some of a U.S. holder’s Securities, the U.S. holder will be treated as having sold its pro rata portion of the stripped U.S. Treasury securities then held by the Trust and Contracts underlying the Securities. The U.S. holder will recognize gain or loss equal to the difference between the amount realized and the U.S. holder’s aggregate adjusted tax bases in its pro rata portion of the stripped U.S. Treasury securities and the Contracts. Any gain or loss will be long-term capital gain or loss if the U.S. holder has held the Securities for more than one year. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Fees and Expenses of the Trust

The Trust will treat fees and expenses for tax reporting purposes as not allocated to holders. If the IRS were to treat such expenses as allocable to holders of the Securities, a U.S. holder would be treated as having additional expense, which may be non-deductible, and corresponding additional income as a result of its investment in the Securities.

Non-U.S. Holders

Payments Attributable to Stripped U.S. Treasury Securities

Subject to the discussions herein under “—Information Reporting and Backup Withholding” and “—FATCA,” income or payments to a Non-U.S. holder that are attributable to income on the stripped U.S. Treasury securities or to gain from the sale of the stripped U.S. Treasury securities upon an acceleration of the Contracts generally will be exempt from withholding of U.S. federal income tax, provided that the Non-U.S. holder properly certifies as to its foreign status by providing a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable form to the applicable withholding agent.

Current Distributions in Respect of Excess Cash Dividend Amounts

As discussed under “—Tax Consequences to U.S. Holders; —Current Distributions in Respect of Excess Cash Dividend Amounts,” there is no direct authority addressing the treatment of Excess Cash Dividend Amounts for U.S. federal income tax purposes. The payments may constitute taxable ordinary income and it is unclear whether the payments would be considered as paid from sources within or outside of the United States. If the payments are treated as paid from sources outside the United States (for example, on the basis that the payment to the Trust would be made by non-U.S. persons), then, subject to the discussions under “—Information Reporting and Backup Withholding” and “—FATCA,” a non-U.S. holder should not be subject to U.S. withholding tax upon distributions of such payments. However, if the payments are treated as paid from sources within the United States (for example, on the basis that the underlying source of the payment is the payment of U.S. source dividends), then a non-U.S. holder may be subject to U.S. withholding tax upon distributions of such payments, generally at a rate of 30%, subject to possible reduction under an applicable income tax treaty. Non-U.S. holders are not entitled to receive any additional amounts in the event such withholding is imposed. Non-U.S. holders should consult their own tax advisors concerning the treatment of these payments.

Treatment of the Contracts; Distribution of Exchange Securities.

The discussion above “—Tax Consequences to U.S. Holders; —Treatment of the Contracts” should be applicable to both U.S. holders and non-U.S. holders. In addition, a Non-U.S. holder generally will not be subject to U.S. federal income tax upon the distribution of Shares or other Exchange Securities, including the distribution of cash in lieu of fractional Exchange Securities.

Sale, Exchange and Retirement of Securities

Subject to the discussions under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or retirement of Securities. However, to the extent that a Non-U.S. holder is, at the time of sale, exchange or retirement, entitled to receive cash or other Exchange Property that is attributable to distributions other than Ordinary Cash Dividends on Exchange Securities, it is possible that such amounts would be treated as subject to U.S. withholding tax, generally at a rate of 30%, subject to possible reduction under an applicable income tax treaty, rather than being treated as additional proceeds paid to the Trust for the benefit of the non-U.S. holder. Non-U.S. holders are not entitled to receive any additional amounts in the event such withholding is imposed.

Information Reporting and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments on the Securities made to, and the proceeds of dispositions of Securities effected by, certain U.S. taxpayers. In addition, certain U.S. taxpayers may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. taxpayers may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of Securities will generally be subject to 30% U.S. withholding tax on payments on the Securities (including payments attributable to the income on the stripped U.S. Treasury securities) and, starting on January 1, 2019, gross proceeds from the sale or other taxable disposition of the Securities, unless the holder is FATCA compliant and holds its notes through a foreign financial institution that is FATCA compliant. In order to be treated as FATCA compliant, a holder must provide an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. If any taxes were to be deducted or withheld from any payments in respect of the Securities as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the Securities as a result of the deduction or withholding of such tax. Prospective investors should consult their own tax advisers about how FATCA may apply to their investment in the Securities.

MEXICAN TAXATION

The following is a general summary of the treatment under Mexican income tax law and the rules and regulations thereunder, as currently in effect, of an investment in Securities by a holder that is not a resident of Mexico and that will not hold Securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “Nonresident Holder”).

For purposes of Mexican taxation, the definition of residence is highly technical and residence arises in several situations. Generally, an individual is a resident of Mexico if he or she has established his or her home or center of vital interests in Mexico. A corporation is generally considered a resident of Mexico if it manages its business from Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity. If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican income taxes, in accordance with applicable tax laws.

This summary does not purport to be a comprehensive description of all the Mexican tax considerations that may be relevant to a decision to purchase, own or dispose of the Securities. In particular, this summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than certain federal laws of Mexico. Additionally, Mexican tax consequences described herein may differ considering the specific circumstances of particular holders of the Securities

This discussion does not constitute, and should not be considered as, legal or tax advice to holders. Holders of Securities should consult their own tax advisors, as to the Mexican tax consequences of the purchase, ownership and disposition of Securities, considering their own particular circumstances. We expect (and this summary assumes) that the Contracts will be characterized as equity financial derivatives under Mexican Tax Law.

Payment of Distributions

Distributions, either in cash or in kind, paid with respect to the Securities will not be subject to a Mexican withholding tax.

Taxation of Dispositions

Income realized by a Nonresident Holder from a disposition of Securities, outside Mexico, will not be subject to a Mexican withholding tax, provided that the gains are not attributable to a permanent establishment or a fixed base in Mexico.

Taxation of Delivery of Exchanged Shares to Holders

Delivery by the Trust of Shares, in exchange for Securities on the Exchange Date, to Nonresident Holders, outside Mexico, will not be subject to Mexican withholding tax. Delivery by the Shareholders to the Trust of the Shares will also not be subject to Mexican withholding tax.

Other Mexican Taxes

A Nonresident Holder will not be liable for estate, inheritance or similar taxes with respect to its holdings of Securities. There are no Mexican stamp, issue registration or similar taxes payable by a Nonresident Holder with respect to the Securities.

Special Circumstances

The above description assumes that the Nonresident Holder is not subject to special circumstances such as having a permanent establishment in Mexico, being subject to controlling foreign corporations’ rules, and/or having other relevant contacts with Mexico. The United States and Mexico have entered into the Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion and the protocols thereto between the United States and Mexico, as well as into an agreement concerning the exchange of information with respect to tax matters. If a holder of Securities intends to benefit from a tax treaty to which Mexico is a party, such holder should consider that the Mexican Income Tax Law has established procedural requirements for a Nonresident Holder to be entitled to benefits under any of the tax treaties to which Mexico is a party. These procedural requirements include, among others, the obligation to (i) prove tax treaty residence, (ii) file tax calculations made by an authorized certified public accountant or an informational tax statement, as the case may be, and (iii) appoint representatives in Mexico for taxation purposes. Parties related to the issuer may be subject to additional procedural requirements.

CERTAIN ERISA CONSIDERATIONS

The Securities may be acquired by employee benefit plans that are subject to Title I of ERISA and by individual retirement accounts and other plans, accounts or arrangements that are subject to Section 4975 of the Code (collectively referred to herein as, “ERISA Plans”). The fiduciary of an ERISA Plan, as well as any other plan subject to laws that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively referred to herein as, “Similar Laws”), must determine that its purchase of the Securities is consistent with the applicable fiduciary responsibility provisions of ERISA or any applicable Similar Law, and will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Law. Each ERISA Plan should consider the fact that none of Trust, Trustee, or Initial Purchasers, or any of their respective affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any ERISA Plan with respect to the decision to purchase or hold the Securities. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the Securities. All communications, correspondence and materials from the Transaction Parties with respect to the Securities are intended to be general in nature and are not directed at any specific purchaser of the Securities, and do not constitute advice regarding the advisability of investment in the Securities for any specific purchaser. The decision to purchase and hold the Securities must be made solely by each prospective ERISA Plan purchaser on an arm’s length basis. The Transaction Parties have a financial interest in an ERISA Plan’s purchase, holding and disposition of the Securities, which interests may conflict with the interest of such ERISA Plan, as more fully described in this registration statement.

Each purchaser that is purchasing the Securities will be deemed to have represented that (a) it is not an ERISA Plan or a plan, account or other arrangement that is subject to Similar Law (each, a “Plan Investor”) and no portion of the assets used to acquire and hold the Securities constitutes “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of any Plan Investor, or (b) its purchase, holding, exchange and disposition of the Securities will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a similar violation of any applicable Similar Law. Further, if the purchaser is an ERISA Plan, such purchaser will be deemed to have represented and warranted that (1) none of the Transaction Parties has acted as the ERISA Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the purchaser’s decision to acquire and hold the Securities, and none of the Transaction Parties shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Securities, and (2) the decision to purchase the Securities has been made by a duly authorized fiduciary of the ERISA Plan that (i) is independent (as that term is used in 29 C.F.R. 2510.3-21(c)(1)) of the Transaction Parties and there is no financial interest, ownership interest, or other relationship, agreement or understanding or otherwise that would limit its ability to carry out its fiduciary responsibility to the ERISA Plan; (ii) is a bank, insurance carrier, registered investment adviser, a registered broker-dealer, or an independent fiduciary that holds, or has under management or control, total assets of at least $50 million (in each case, as specified in 29 C.F.R. 2510.3-21(c)(1)(i)(A)-(E)); (iii) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including, without limitation, with respect to the decision to invest in the Securities); (iv) has been fairly informed that the Transaction Parties have not undertaken and will not undertake to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchase, holding and disposition of the Securities; (v) has been fairly informed that the Transaction Parties have financial interests in the ERISA Plan’s purchase, holding and disposition of the Securities, which interests may conflict with the interest of the ERISA Plan, as more fully described in this registration statement; (vi) is a fiduciary under ERISA or the Code, or both, with respect to the decision to purchase, hold and dispose of the Securities and is responsible for exercising (and has exercised) independent judgment in evaluating whether to invest the assets of such ERISA Plan in the Securities; and (vii) is not paying any Transaction Party, any fee or other compensation directly for the provision of investment advice (as opposed to other services) in connection with the ERISA Plan’s purchase, holding and disposition of the Securities.

The sale of the Securities to any Plan Investor is in no respect a representation by any Transaction Party that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor. Each purchaser has sole and exclusive responsibility for ensuring that its purchase, holding, exchange and disposition of the Securities do not violate the fiduciary or prohibited transaction provisions of ERISA, the Code or any Similar Law. The Transaction Parties have not undertaken and will not undertake to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any Plan Investor’s purchase and holding of the Securities.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in breaches of fiduciary duty or non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of, or with the assets of, any Plan Investor consult with its counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase of the Securities.

ITEM 10.5. OUTSTANDING SECURITIES.

Title of Class	Amount Authorized	Amount Held by Registrant for its Account	Amount Outstanding Exclusive of Amount Shown as Held by Registrant for its Own Account
2017 Mandatory Exchangeable Trust Securities	2,875,001	0	2,875,001

ITEM 10.6. SECURITIES RATINGS.

Not applicable.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12. LEGAL PROCEEDINGS.

None.

ITEM 13. TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B – INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Part B of this Amendment No. 1 of the Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Amendment No. 1 of the Registration Statement.

ITEM 14. COVER PAGE.

Not applicable.

ITEM 15. TABLE OF CONTENTS.

Not applicable.

ITEM 16. GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17. INVESTMENT OBJECTIVE AND POLICIES.

Part A contains basic information about the investment objective, policies and limitations of the Trust.

ITEM 18. MANAGEMENT.

The names, ages, addresses and titles, principal occupations during the past five years and the compensation of the Trustees are as follows:

2017 Mandatory Exchangeable Trust

Trustees and Officers (Unaudited)

Name, Address and Date of Birth	Position(s)	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Complex Overseen by Trustee	Other Directorships Held by Trustee
Independent Trustees:
Donald J. Puglisi Puglisi & Associates 850 Library Avenue, Suite 204 Newark, DE 19711 Born 1945	Managing Trustee	Duration of Trust, terminate automatically on December 15, 2020 Since Inception	Managing Director, Puglisi & Associates, 1973 to Present	1	Trustee, FundVantage Trust; Managing Trustee, 2009 Dole Food Common Exchange Security Trust; Managing Trustee, 2010 Swift Mandatory Common Exchange Security Trust; Managing Trustee, Mandatory Exchangeable Trust

William R. Latham III Department of Economics University of Delaware Newark, DE 19716 Born 1944	Trustee	Duration of Trust, terminate automatically on December 15, 2020 Since Inception	Associate Professor of Economics, University of Delaware, 1971 to Present	1	Trustee, 2009 Dole Food Common Exchange Security Trust; Trustee, 2010 Swift Mandatory Common Exchange Security Trust; Trustee, Mandatory Exchangeable Trust
James B. O’Neill Department of Economics University of Delaware Newark, DE 19716 Born 1939	Trustee	Duration of Trust, terminate automatically on December 15, 2020 Since Inception	Professor Emeritu of Economics, University of Delaware, 1971 to Present	1	Trustee, 2009 Dole Food Common Exchange Security Trust; Trustee, 2010 Swift Mandatory Common Exchange Security Trust; Trustee, Mandatory Exchangeable Trust

None of the Trustees is an “interested person” of the Trust, as that term is defined in Section 2(a)(19) of the Investment Company Act and the rules thereunder. In addition, none of the Trustees is a director, officer or employee of any Initial Purchaser or the Administrator, or of any affiliate of any Initial Purchaser or the Administrator. None of the Trustees receives any compensation for serving as a trustee or director of any other affiliated investment company. The Shareholder has paid each Trustee, on behalf of the Trust, a one-time, up-front fee to cover the Trustee’s annual fee and anticipated out-of-pocket expenses.

Donald J. Puglisi has been appointed as Managing Trustee of the Trust. He holds an undergraduate degree with high honors with a major in accounting, an M.B.A. in finance, and a D.B.A. with a major in finance and a minor in accounting. He was a member of the University of Delaware faculty for 30 years starting in 1971, teaching courses in corporate finance, securities analysis and portfolio management, and the pricing and uses of derivative instruments. He has published widely in those areas. At the time of his retirement from the University of Delaware in 2001, Mr. Puglisi was the MBNA America Professor of Business Administration and Professor of Finance. Mr. Puglisi provides finance, accounting, and administrative services to a number of Delaware-based holding companies, many of which are subsidiaries of major U.S. and foreign based corporations. He has over 30 years of experience with a variety of forms of structured financings and serves or has served as a director or trustee of a large number of special purpose finance vehicles, including vehicles similar in structure to the Trust. He has also served as a trustee of a registered open-end management investment company and was a member of that company’s audit committee. Mr. Puglisi has served as an expert witness in a number of cases involving valuation and other financial matters that have been adjudicated before a variety of state and federal courts, including Delaware’s Chancery Court, the U.S. Tax Court, federal district courts, and the U.S. Supreme Court by original jurisdiction. His clients have included the United States Department of Justice Tax Division, the Internal Revenue Service, and individuals and corporations in the private sector.

William R. Latham III serves as a Trustee of the Trust. Mr. Latham holds a doctorate in economics and has been a member of the University of Delaware economics faculty since 1971. He teaches courses in economic forecasting and econometrics, areas in which he has published and consults in the private sector. Mr. Latham serves as an independent director of a number of special purpose finance vehicles, some of which are affiliated with major U.S. corporations. He has also served as a trustee for a number of investment structures, including registered closed-end investment companies that are similar to the Trust.

James B. O’Neill serves as a Trustee of the Trust. He holds a doctorate in economics and was a member of the University of Delaware faculty starting in 1971. He retired from the University and became Professor Emeritus of Economics in 2015. He was the founding Director of the Center for Economic Education and Entrepreneurship at the University of Delaware and President of the Delaware Council on Economic Education for over 30 years. He has published widely in the field of economic education and financial literacy. Mr. O’Neill has served as a director of a savings bank and a director or trustee of a number of special purpose finance vehicles, including registered closed-end investment companies that are similar to the Trust.

Each Trustee will serve as a member of the Board of Trustees (the “Board”) for the duration of the Trust, which is expected to terminate automatically on or about December 15, 2020, ten business days after the Final Exchange Date. Any Trustee may resign by executing an instrument in writing resigning as Trustee, filing the same with the Administrator and sending notice to the remaining Trustees. A Trustee’s resignation becomes effective immediately unless otherwise specified in the written resignation. A Trustee may be removed in the event of incapacity by vote of the remaining Trustees and for any reason by written declaration or vote of the holders of more than 66 2/3% of the outstanding Securities, notice of which must be given to the remaining Trustees and the Administrator. The resignation, removal or failure to reelect any Trustee will not cause the termination of the Trust.

The Board has established an Audit Committee, comprised of all members of the Board, which will assist the Board in its oversight of the integrity, quality and objectivity of the Trust’s financial statements and the independent audit thereof, the selection of the Trust’s independent accountant, and the performance of the Company’s internal audit function as well as the performance of the Trust’s independent accountant.

The Board has adopted a Disclosure Charter, including Disclosure Controls and Procedures, that is intended to ensure that information included in the Trust’s Form N-CSR and Form N-Q is recorded, processed, summarized and reported in conformity with, and within the time periods specified by, the Investment Company Act and the rules and forms of the Commission.

No Trustee owns any Securities issued by the Trust.

The Trust has adopted a code of ethics under Rule 17j-1 (the “Code”). Under the provisions of the Code, no person that is covered thereunder may purchase Securities of the Trust. The Trust has also adopted a supplemental code of ethics for persons performing the functions of principal executive officer and senior financial officers of the Trust, as contemplated by Section 406 of the Sarbanes Oxley Act of 2002 (the “Supplemental Code”). Both the Code and Supplemental Code may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-202-551-8090. The Code and Supplemental Code are also available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. Copies of these Codes may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

The Trust has adopted policies and procedures used to determine how proxies relating to portfolio securities it holds and which provide voting rights to its holders may be voted. The Trustees will vote Shares which the Trust may hold from time to time in a manner that is consistent with the best interests of holders of Securities. In accordance with SEC requirements, the Trust files an annual report on Form N-PX stating how the Trustees have voted any Shares the Trust holds during the preceding twelve-month period ended June 30th.

Additional Information Concerning the Board of Trustees

The Role of the Board

The Board oversees the management and operations of the Trust. The day-to-day management and operation of the Trust is performed by various service providers to the Trust, such as the Trust’s Administrator, Custodian, and Transfer Agent, each of which is discussed in more detail in this Statement of Additional Information. The Board receives periodic reports from these service providers regarding the Trust’s operations. The Board has appointed a Chief Compliance Officer who administers the Trust’s compliance program and regularly reports to the Board as to compliance matters. Some of these reports are provided as part of quarterly Board meetings, which involve the Board’s review of important aspects of recent Trust operations. In all cases, however, the role of the Board and of any individual Trustee is one of oversight and not of management of the day-to-day affairs of the Trust, and its oversight role does not make the Board a guarantor of the Trust’s investments, operations or activities.

Board Structure, Leadership

The Board has structured itself in a manner that it believes allows it to perform its oversight function effectively given the level of activity of the Trust. It has established an Audit Committee, as discussed above. All members of the Board are Independent Trustees and each member of the Audit Committee is an Independent Trustee. The Managing Trustee is an Independent Trustee. The Board reviews its structure annually.

Board Oversight of Risk Management

As part of its oversight function, the Board receives and reviews information relating to potential risks that may be present in the operations of the Trust given the level and scope of its activity. For example, the Audit Committee may meet periodically with the Trust’s independent auditors to discuss potential risks relating to the financial reporting and audit and internal control functions of the Trust. The Board may receive reports from the Audit Committee relating to these matters.

Information about Each Trustee’s Qualification, Experience, Attributes or Skills

The Board believes that each of the Trustees has the qualifications, experience, attributes and skills appropriate to his continued service as a Trustee in light of the Trust’s business and structure. In addition to a demonstrated record of business and/or professional accomplishment, each Trustee has served on boards for organizations other than the Trust. The Board believes that each, therefore, has the requisite experience and professional background to discharge his oversight duties as Trustee in the best interests of Holders.

Diversity in Nominees for Trustees

The Board evaluates candidates’ qualifications for Board membership. When evaluating candidates, the Board considers a number of attributes including, leadership, independence, interpersonal skills, financial acumen, integrity and professional ethics, educational and professional background, prior director or executive experience, industry knowledge, business judgment and specific experiences or expertise that would compliment or benefit the Board as a whole. The Board may also consider other factors/attributes as they may deem appropriate in their own judgment. The Board believes that the significance of each nominee’s background, experience, qualifications, attributes or skills must be considered in the context of the Board as a whole. As a result, the Board has not established any litmus test or quota relating to these matters that must be satisfied before an individual may serve as a Trustee. The Board believes that board effectiveness is best evaluated at a group level. Through this process the Board considers whether the Board as a whole has an appropriate level of sophistication, skill, and business acumen and the appropriate range of experience and background.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

There are no control persons of the Trust’s Securities.

No person is known by the Registrant to own of record or beneficially 5% or more of the Trust’s outstanding Securities.

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES.

ITEM 20.1. INVESTMENT ADVISER.

Not applicable.

ITEM 20.2. OTHER SERVICES UNDER THE INVESTMENT ADVISORY CONTRACT.

Not applicable.

ITEM 20.3. FEES AND EXPENSES PAID BY PERSON OTHER THAN THE INVESTMENT ADVISER.

The Shareholders paid $465,000 to U.S. Bank for services rendered as the Trust’s Administrator, Custodian, Collateral Agent and Paying Agent, and approximately $300,000 in costs in connection with the organization and offering of the Securities, for a total of $765,000 (an estimated $255,000 of which would be allocated to each year of the Trust’s existence). The Shareholders also paid ongoing expenses of the Trust, estimated to be approximately $345,000 (or approximately $115,000 on an annualized basis) over the term of the Trust, as well as the Trustees’ fees of $84,000 to cover the Trustees’ annual fee and anticipated out-of-pocket expenses.

ITEM 20.4. MANAGEMENT-RELATED SERVICE CONTRACT.

The Trust’s day-to-day affairs are managed by U.S. Bank National Association, as administrator (the “Administrator”), under an administration agreement (the “Administration Agreement”). The Administrator’s principal business address is U.S. Bank National Association, Global Corporate Trust Services, 101 N. 1st Avenue, Suite 1600, Phoenix, AZ 85003.

Under the terms of the Administration Agreement, the Trustees have delegated most of their operational duties to the Administrator, including, without limitation, the duties to:

•	receive and pay invoices for expenses incurred by the Trust (including any taxes);

•	with the approval of the Trustees, engage legal and other professional advisors (other than the independent public accountants for the Trust);

•	instruct the Trust’s Paying Agent to pay the distributions on the Securities;

•	prepare, mail, file and publish all notices, proxies, reports, tax returns and other documents for the Trust, or direct the Trust’s Paying Agent to do so, and keep the Trust’s books and records;

•	select and engage an independent investment banking firm (after consultation with the Shareholders, as applicable), when the Trust is required to do so under the Contracts;

•	at the direction of the Trustees, institute and prosecute legal and other appropriate proceedings to enforce the Trust’s rights and remedies, but the Administrator is required to do so only if it receives any indemnity that it requests;

•	make all necessary arrangements for meetings of the Trustees and any meetings of holders; and

•	provide sub-certifications to the Trustees as reasonably requested by the Trustees to meet their certification requirements to the SEC.

The Administrator does not select the independent public accountants for the Trust. The Administrator also will not sell any of the Trust’s assets, or permit any other agent of the Trust to do so, except when a Contract requires the Trust to make a delivery, when the Trust is required to sell stripped U.S. Treasury securities in connection with acceleration of any Contract, to sell fractional Shares (or other securities or items of property included in the Exchange Property Units) when the Collateral Agreements securing the Contracts require the Trust to sell Collateral posted by the Shareholders and when the Trust terminates.

For providing services to the Trust, the Administrator does not receive any compensation from the Trust. Rather, the Administrator receives compensation from the Shareholders as provided under the terms of Fund Expense Agreement among the Shareholder, U.S. Bank National Association, and the Trust.

ITEM 20.5. OTHER INVESTMENT ADVISER OF THE TRUST.

Not applicable.

ITEM 20.6. CUSTODIAN.

The Trust’s assets are held by U.S. Bank National Association as the Trust’s custodian (the “Custodian”) under a custodian agreement, referred to herein as the Custodian Agreement. The Custodian’s principal address is U.S. Bank National Association, Corporate Trust Services, Global Corporate Trust Services, 101 N. 1st Avenue, Suite 1600, Phoenix, AZ 85003.

Under the terms of this Agreement, the Custodian holds the assets of the Trust in a segregated custody account, separate and distinct from all other accounts, in accordance with Section 17(f) of the Investment Company Act and the rules thereunder. Under the Custodian Agreement, the Custodian is authorized to use the services of any U.S. securities depository permitted to perform such services for registered investment companies and their custodians under Rule 17f-4 under the Investment Company Act and which have been approved by the Trustees, including The Depository Trust Company and the Federal Reserve Book Entry System.

For providing services to the Trust, the Custodian does not receive any compensation from the Trust. Rather, the Custodian receives compensation from the Shareholders as provided under the terms of Fund Expense Agreement among the Shareholders, U.S. Bank National Association, and the Trust.

The Custodian also acts as collateral agent (the “Collateral Agent”) under the terms and conditions of the collateral agreement among (i) the Collateral Agent, (ii) the Trust and (iii) Inversora Carso, Control Empresarial or Banco Inbursa, as applicable (each, a “Collateral Agreement” and collectively, the “Collateral Agreements”). The Collateral Agent holds a valid security interest in the Shares and/or other Exchange Property and U.S. Government obligations or other assets pledged by the Shareholders under the Collateral Agreements, which security interest will be perfected in respect of the Shares, U.S. Government obligations and all Exchange Property a security interest in which may be perfected through control, delivery or similar measures. Upon an Event of Default in respect of one or more Shareholders, it will be the Collateral Agent that (A) forecloses on the Collateral posted by such Shareholder(s) and either delivers it or pays the net proceeds of its sale to the Custodian for distribution to the holders of the Securities and/or (B) transfers the Collateral pledged by such Shareholder(s) and nets its return obligation against such Shareholder(s)’ delivery obligation.

The Administrator, the Custodian and the Paying Agent each have the right to resign at any time on 60 days’ notice to the Trust. The Trustees have the right to remove any of these agents of the Trust at any time on 60 days’ notice or immediately if the agent defaults under the applicable agreement or violates the Investment Company Act, suffers a bankruptcy, merges without the Trust’s consent, or under several other circumstances. The Collateral Agent has the right to resign as Collateral Agent under any Collateral Agreement at any time on 30 days’ notice to the applicable Shareholder and the Trust. The Trustees have the right to remove the Collateral Agent at any time. In order to ensure that all the agents of the Trust are the same financial institution or affiliated financial institutions, if any of these agents resigns or is removed, the appointment of each of the other agents will automatically terminate. However, no resignation or removal of any of these agents will be effective until a successor is appointed. If any of these agents resigns or is removed, the Trustees will be required to appoint a successor with the qualifications specified in the Trust Agreement.

Except for its roles as Administrator, Custodian, Collateral Agent and Paying Agent, U.S. Bank National Association has no other affiliation with, and is not engaged in any other transactions with, the Trust.

The Custodian also serves as the Trust’s transfer agent, registrar and paying agent under the Paying Agent Agreement.

ITEM 20.7. INDEPENDENT AUDITORS.

KPMG LLP is the independent auditor of the Trust. KPMG LLP’s address is: 550 South Hope Street, Los Angeles, CA 90071-2629.

ITEM 20.8. AFFILIATED SERVICE PROVIDER OF THE TRUST.

No first-or second-tier affiliate of the Trust serves as the Trust’s custodian, transfer agent, or dividend-paying agent.

ITEM 21. PORTFOLIO MANAGERS.

Not applicable.

ITEM 22. BROKERAGE ALLOCATION AND OTHER PRACTICES.

Not applicable.

ITEM 23. TAX STATUS.

See discussion in Part A.

ITEM 24. FINANCIAL STATEMENTS.

Filed previously.

PART C – OTHER INFORMATION

Responses to Items 25.2.h., 25.2.l, 25.2.n., and 25.2.o of Part C have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS.

1.	Financial Statements. The following is a list of financial statements that have been included in Part B of this Amendment No. 1 of the Registration Statement:

(a)	Schedule of Investments, December 31, 2017.*

(b)	Statement of Assets and Liabilities, December 31, 2017.*

(c)	Statement of Operations, for the period from December 15, 2017 through December 31, 2017.*

(d)	Statement of Changes in Net Assets, for the period from December 15, 2017 through December 31, 2017.*

(e)	Statement of Cash Flows, for the period from December 15, 2017 through December 31, 2017.*

(f)	Financial Highlights, for the period from December 15, 2017 through December 31, 2017.*

2.	Exhibits:

(a)	Form of Amended and Restated Trust Agreement Constituting the Trust.*

(b)	Bylaws.*

(c)	Not applicable.

(d)	See Exhibit (a).

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Form of Purchase Agreement.*

(i)	Not applicable.

(j)	Form of Custodian Agreement between U.S. Bank National Association, as Custodian, and the Trust.*

(k)	Other Material Contracts:

(1)	Form of Administration Agreement between U.S. Bank National Association, as Administrator, and the Trust.*

(2)	Form of Collateral Agreement among Banco Inbursa, S.A., Institución De Banca Múltiple, Grupo Financiero Inbursa, as Pledgor, U.S. Bank National Association, as Collateral Agent, and the Trust.*

(3)	Form of Forward Agreement between Banco Inbursa, S.A., Institución De Banca Múltiple, Grupo Financiero Inbursa, as Shareholder, and the Trust.*

(4)	Form of Collateral Agreement among Control Empresarial de Capitales, S.A. de C.V. (Mexico), as Pledgor, U.S. Bank National Association, as Collateral Agent, and the Trust.*

(5)	Form of Forward Agreement between Control Empresarial de Capitales, S.A. de C.V. (Mexico), as Shareholder, and the Trust.*

(6)	Form of Collateral Agreement among Inversora Carso, S.A. de C.V. (Mexico), as Pledgor, U.S. Bank National Association, as Collateral Agent, and the Trust.*

(7)	Form of Forward Agreement between Inversora Carso, S.A. de C.V. (Mexico), as Shareholder, and the Trust.*

(8)	Form of Fund Expense Agreement among Inversora Carso, S.A. de C.V. (Mexico), Control Empresarial de Capitales, S.A. de C.V. (Mexico) and Banco Inbursa, S.A., Institución De Banca Múltiple, Grupo Financiero Inbursa, each as a Shareholder, U.S. Bank National Association, as Service Provider, and the Trust.*

(9)	Form of Fund Indemnity Agreement among Inversora Carso, S.A. de C.V. (Mexico), Control Empresarial de Capitales, S.A. de C.V. (Mexico) and Banco Inbursa, S.A., Institución De Banca Múltiple, Grupo Financiero Inbursa, each as a Shareholder, U.S. Bank National Association, as Service Provider, and the Trust.*

(10)	Form of Paying Agent Agreement between U.S. Bank National Association, as Paying Agent, and the Trust.*

(l)	Not applicable.

(m)	Not applicable.

(n)	Consent of KPMG LLP.*

(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)	Codes of Ethics:

(1)	Trust’s Code of Ethics.*

(2)	Supplemental Code of Ethics.*

*	Filed previously.

ITEM 26. MARKETING ARRANGEMENTS.

Not applicable.

ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Not applicable.

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL.

Not applicable.

ITEM 29. NUMBER OF HOLDERS OF SECURITIES.

As of the date hereof, the number of record holders of the Trust’s outstanding Securities was 1.

ITEM 30. INDEMNIFICATION.

The Trust will indemnify each Trustee, the Administrator, the Custodian, the Collateral Agent and the Paying Agent against any liabilities or costs (including the reasonable costs of defending against any liability) that it may incur in acting in that capacity, except for willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or where applicable law prohibits that indemnification. The Shareholder has agreed to severally, and not jointly, reimburse the Trust for any amounts it may be required to pay under these indemnifications. If the Shareholder does not pay these amounts, the Trust will have to pay them, and this will reduce the amount available to distribute to holders of the Securities.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

Not applicable.

ITEM 32. LOCATION OF ACCOUNTS AND RECORDS.

The accounts, books or other documents required to be maintained by Section 31(a) of the Investment Company Act, and the rules promulgated thereunder, are kept at the offices of the Trust’s Administrator at 777 E. Wisconsin Avenue, MK-WI-T5F, Milwaukee, WI 53202, and the offices of U.S. Bank National Association, the Trust’s Custodian, paying agent, transfer agent, and registrar at 101 N. 1st Avenue, Suite 1600, Phoenix, AZ 85003.

ITEM 33.	MANAGEMENT SERVICES.

Not applicable.

ITEM 34.	UNDERTAKINGS.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act, the Trust has duly caused this Amendment No. 1 of the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark and the State of Delaware, on the 11th day of April, 2018.

2017 MANDATORY EXCHANGEABLE TRUST

(Name of Registrant)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Trustee